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                SECOND AMENDED AND RESTATED ACCOUNTS RECEIVABLE
                       MANAGEMENT AND SECURITY AGREEMENT

                  This Second Amended and Restated Accounts Receivable Management and Security Agreement is made as of November 14, 1997 by and between BNY FINANCIAL CORPORATION ("BNY"), each of the undersigned financial institutions and the various other financial institutions which become Lenders hereunder (BNY and each of the other financial institutions collectively, the "Lenders" and individually a "Lender"), BNY as agent for the Lenders (BNY in such capacity, the "Agent") and TMP WORLDWIDE INC. ("Borrower"), a Delaware corporation.

                                  BACKGROUND

                  Borrower and BNY are parties to (i) an Amended and Restated Accounts Receivable Management and Security Agreement made as of June 27, 1996 (as same has been amended, modified or supplemented from time to time, the "Original ARM Agreement"). Borrower is presently indebted to BNY under the Original ARM Agreement in the aggregate principal sum of $86,480,779 (including all outstanding Letters of Credit) plus all interest accrued thereon. Borrower has requested and BNY has agreed to amend, by restating in full, the terms of the Original ARM Agreement. The parties intend (a) that all amounts advanced or financial accommodations provided pursuant to the Original ARM Agreement will remain outstanding and all security interests and liens granted pursuant to the Existing Ancillary Agreements shall remain in full force and effect and not be limited but rather shall be expanded and ratified by this Agreement and the Ancillary Agreements to be for the benefit of all Lenders and to secure all Loans (as defined herein) and (b) to restate and amend the Original ARM Agreement on the terms and conditions hereafter set forth. The parties further intend that the terms and conditions of all existing and future Loans (as hereafter defined) and Collateral (as hereafter defined) interests shall be governed by this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

                  A.       AMENDMENT AND RESTATEMENT

                           As of the date of this Agreement, the terms,
conditions, covenants, agreements, representations and warranties contained in the Original ARM Agreement shall be deemed amended and restated in their entirety as follows and the Original ARM Agreement shall be consolidated with and into and superseded by this Agreement; provided, however, that nothing contained in this Agreement shall impair, limit or affect the liens and security interests heretofore granted, pledged and/or assigned to Agent for the ratable benefit of Lenders as security for Borrower's Obligations to Lenders under the Original ARM Agreement.

                  1. (A) General Definitions. When used in this Agreement, the following terms shall have the following meanings:


                  "Acquisition" shall have the meaning set forth in paragraph 12(m).

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                  "Affiliate" of any Person means (a) any Person (other than a
Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Affiliate Receivables" means and includes all of each Scheduled Affiliate's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and each Scheduled Affiliate's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to a Scheduled Affiliate, all proceeds thereof and all files in which any Scheduled Affiliate has any interest whatsoever containing information identifying or pertaining to any of a Scheduled Affiliate's Receivables, together with all of such Scheduled Affiliate's rights to any merchandise which is represented thereby, and all of such Scheduled Affiliate's right, title, security and guaranties with respect to each Affiliate Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

                  "Alternate Base Rate Loan" shall mean any Loan that bears interest based upon the Alternate Base Rate.

                  "Alternate Currencies" shall mean collectively, (i) Sterling, Canadian Dollars and Australian Dollars and (ii) such other currencies as shall be requested by Borrower to be an Alternate Currency hereunder subject to the approval of Agent and all of the Lenders in their sole and absolute discretion; (each, an "Alternate Currency").

                  "Alternate Currency Base Rate" shall mean, with respect to Sterling Loans, the U.K. Base Rate; with respect to Canadian Loans, the Canadian Prime Rate; with respect to Australian Loans, the Australian Base Rate and with respect to all other Alternate Currency Loans, the base commercial lending rate of interest charged by commercial banks as publicly announced by a bank located in the applicable country and selected by Agent in its sole discretion to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.


                  "Alternate Currency Base Rate Loans" shall mean an Alternate Currency Loan which bears interest at the Alternate Currency Base Rate.

                  "Alternate Currency Equivalent" shall mean with respect to any Alternate Currency, on any date of determination thereof, the amount of such Alternate Currency which could be purchased with the amount of Dollars involved in such computation at the spot rate at which such Alternate Currency may be exchanged into Dollars as determined by the Bank as of

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

11:00 a.m. (London time) on such date of determination thereof for delivery two Business Days later, which such determination shall be made on the basis of the spot exchange rate then being quoted by the Bank to its corporate customers with comparable credit status to Borrower.

                  "Alternate Currency Loan" shall mean a Loan denominated in an Alternate Currency.

                  "Ancillary Agreements" means all agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of Borrower or delivered to Agent or any Lender, relating to the Original ARM Agreement, this Agreement, the U.K. Security Documents, the U.K. Credit Agreement, the Canadian Security Documents, the Canadian Credit Agreement or to the transactions contemplated hereby or thereby.

                  "Annual Minimum" means $450,000,000.

                  "Applicable Margin" means, with respect to Alternate Base Rate Loans, LIBO Rate Loans, Canadian Loans and Sterling Loans, the percentages which, when added to or subtracted from the Alternate Base Rate, the LIBO Rate, the Canadian Prime Rate or the U.K. Base Rate, as the case may be, comprise the Contract Rate.

                  "Austin Knight" shall mean Austin Knight Limited, a company organized under the laws of the United Kingdom.

                  "Australian Base Rate" shall mean the base commercial lending rate of interest charged by commercial banks as publicly announced by a bank located in Australia and selected by Agent in its sole discretion to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

                  "Australian Dollars" shall mean the lawful money of Australia.

                  "Australian Facility" shall mean a credit facility which may be provided by Agent (or, at the direction of Agent, by another BNY Company) in its sole discretion, pursuant to which Agent or such BNY Company provides Loans to Borrowers' Australian Subsidiaries in an amount not to exceed a Dollar Equivalent of $15,000,000 pursuant to a lending facility in form and substance satisfactory to Borrower and Agent or a BNY Company and which facility may be structured as a new lending facility or as an assumption, at the direction of Agent, by a BNY Company of the existing loan facility currently in place with Scottish Pacific Bank and which shall provide for loans at a rate of interest equal to at least (i) 3.95% in excess of the interest rate per annum from time to time publicized by the Scottish Pacific Bank as its 30-day bill rate or (ii) Australian Base Rate.

                  "Australian Loans" shall mean Loans denominated and payable in Australian Dollars.

                  "Australian Subsidiary" shall mean any Subsidiary of Borrower which is formed under the laws of Australia.

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                  "Australian Subsidiary Obligations" shall mean all
indebtedness and obligations of Borrower's Australian Subsidiaries under the Australian Facility.

                  "Bank" means The Bank of New York.

                  "BNY Canada" shall mean BNY Financial Corporation - Canada.

"BNY Company" shall mean, individually and collectively, Agent, BNY, BNY UK, BNY - Canada or any Affiliate thereof.

                  "BNY Overadvances" shall have the meaning set forth in
Section 2(c).

                  "BNY UK" shall mean BNY Financial Ltd.

                  "Borrowing Base Certificate" shall mean the certificates and assignment schedule duly executed and delivered by an officer of Borrower to Agent appropriately completed and in substantially the form attached as
Exhibit 1.2 hereto.

                  "Borrower on a Consolidated Basis" means the combination in accordance with GAAP of (i) the consolidation in accordance with GAAP of the accounts and other items of Borrower and its consolidated Subsidiaries (ii) the combination in accordance with GAAP of the accounts and other items of all Scheduled Affiliates (other than as included in preceding clause (i)).

                  "Borrowing Notice" shall have the meaning set forth in the
Section 4 hereof.

                  "Business Day" shall mean with respect to (i) Sterling Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England or New York, New York, (ii) Canadian Loans, any day other than a day on which commercial banks in Toronto, Canada are authorized or required by law to close, (iii) Alternate Currency Loans other than Sterling Loans and Canadian Loans, any day other than a day on which commercial banks in the applicable country are authorized or required by law to close and (iv) all other loans, any day other than a day on which commercial banks in New York are authorized or required by law to close.

                  "Cala" shall mean Cala H.R.C., Ltd., a company organized under the laws of Canada.

                  "Calendar Year" shall mean each twelve month period beginning on January 1 and ending on December 31.

                  "Canadian Borrowers" shall mean TMP Canada, Cala and Dir-Ad.

                  "Canadian Collateral" shall mean substantially all of the assets (both real and personal) of Borrower and each of its Subsidiaries located in Canada and described in the Canadian Security Documents.

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                  "Canadian Credit Agreement" shall mean the Accounts
Receivable Management and Security Agreement dated March 13, 1995 entered into by BNY-Canada with TMP Canada and Cala, as amended, supplemented, restated or replaced from time to time, pursuant to which BNY-Canada funds Canadian Loans to the Canadian Borrowers, and all other agreements executed in connection therewith.

                  "Canadian Dollars" shall mean the lawful money of Canada.

                  "Canadian Loans" shall mean Loans denominated and payable in Canadian Dollars.

                  "Canadian Prime Rate" shall mean the interest rate per annum from time to time publicized by The Toronto-Dominion Bank as its prime rate, such rate to be adjusted automatically, without notice, on the effective date if any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

                  "Canadian Receivables" means and includes all of any Canadian Subsidiary's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and each Canadian Subsidiary's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to a Canadian Subsidiary, all proceeds thereof and all files in which any Canadian Subsidiary has any interest whatsoever containing information identifying or pertaining to any of a Canadian Subsidiary's Receivables, together with all of such Canadian Subsidiary's rights to any merchandise which is represented thereby, and all of such Canadian Subsidiary's right, title, security and guaranties with respect to each Canadian Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.


                  Canadian Security Documents" shall mean each agreement executed by a Canadian Subsidiary in favor of BNY Canada pursuant to which BNY Canada is granted a Lien or hypothec upon the Canadian Collateral as security for the Canadian Subsidiary Obligations.

                  "Canadian Subsidiaries" shall mean TMP Canada, Cala and
Dir-Ad.


                  "Canadian Subsidiary Obligations" shall have the meaning given to the term "OBLIGATIONS" under the Canadian Credit Agreement.

                  "Change of Control" shall mean the occurrence of any event (whether in one or more transactions and including any merger or consolidation of or with Borrower or a Scheduled Affiliate or sale of all or substantially all of the property or assets of Borrower or a Scheduled Affiliate other than the sale of substantially all of the assets of Chalam Advertising) which results in a transfer of control of Borrower or a Scheduled Affiliate to a Person other than the Original Owner or a Person controlled by the Original Owner For purposes of this definition, "control of Borrower or a Scheduled Affiliate" shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of

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Borrower or an Affiliate or (y) to direct or cause the direction of the management and policies of Borrower or an Affiliate by contract or otherwise.

                  "Closing Date" means November 14, 1997 or such other date as may be agreed upon by the parties hereto.

                  "Collateral" means and includes

                  (A) all Inventory;

                  (B) all Equipment;

                  (C) all General Intangibles;

                  (D) all Receivables;

                  (E) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by Borrower or in which it has an interest) which at any time evidence or contain information relating to (A), (B), (C) and (D) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

                  (F) documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D) and (E) above;

                  (G) all guaranties, liens on real or personal property, leases, and other agreements and property granted to Borrower or a Scheduled

Affiliate which in any way secure or relate to (A), (B), (C), (D), (E) and (F) above, or are acquired for the purpose of securing and enforcing any item thereof;

                  (H) (i) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Agent or any Lender for the account of Borrower (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all present or future deposit accounts (whether time or demand, interest or non-interest bearing) of Borrower with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

                  (I) all products and proceeds of (A), (B), (C), (D), (E),
(F), (G) and (H) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G) and (H) above) and all claims of Borrower against third parties (x) for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (A), (B), (C), (D), (E), (F), (G) and (H) above and (y) proceeds to Borrower and unearned premiums of Borrower with respect to policies of insurance in whatever form.

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                  "Commitment Percentage" of any Lender shall mean the
percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15 hereof.

                  "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 15 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Loans under this Agreement.

                  "Contract Rate" means an interest rate per annum equal to the (i) sum of the Alternate Base Rate plus the Applicable Margin with respect to Alternate Base Rate Loans, (ii) the sum of the LIBO Rate plus the Applicable Margin with respect to LIBO Rate Loans, as applicable, (iii) the sum of the Canadian Prime Rate plus the Applicable Margin with respect to Canadian Loans made to Borrower or (iv) the sum of the U.K. Base Rate plus the Applicable Margin with respect to Sterling Loans made to Borrower.

                  "Contract Year" means the twelve month period beginning on the Closing Date or on the anniversary of the Closing Date in any year.

                  "Current Assets" at a particular date, means all cash, cash equivalents, accounts and inventory of Borrower on a Consolidated Basis and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower on a Consolidated Basis as at such date; provided, however, that such amounts shall not include (a) any amounts for any indebtedness owing by Borrower or any Affiliate to Borrower or another Affiliate, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by Borrower or any Affiliate to Borrower or another Affiliate,
(c) the cash surrender value of any life insurance policy (d) any assets which would be classified as intangible assets under GAAP, or (e) any prepaid expenses.

                  "Current Liabilities" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity of which is contested at such date, and (d) whether or not in conformity with GAAP (i) all accruals for federal or other taxes measured by income payable within a twelve
(12) month period and (ii) all Revolving Credit Advances.

                  "Customer" means and includes the account debtor with respect to any Receivable or Affiliate Receivable, and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower or any Scheduled Affiliate, pursuant

                                      7
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to which Borrower or any Scheduled Affiliate is to deliver any personal property or perform any services.

                  "Cycle Billing" means billings made by Borrower or a Scheduled Affiliate to a Customer on the basis of equal monthly installments, the first installment to be billed no later than the first month following the "closing date" for submission of advertisements or the first month following the "publication date" of such advertisements, as applicable on behalf of such Customer to the applicable directory, each in an amount equal to between 1/2 and 1/12 of the billings to such Customer with respect to the applicable directory; provided that Borrower or such Scheduled Affiliate may not change the billing rate with respect to specific services rendered.

                  "Default Rate" means a rate equal to two (2%) percent per annum in excess of the Alternate Base Rate.

                  "Dilution" means, with respect to any period, the percentage obtained by dividing (a) the sum of chargebacks plus credit memos issued for such period as determined by Agent, by (b) the sum of collections, chargebacks, open deductions and credit memos issued for such period.


                  "Dir-Ad" shall mean Dir-Ad Inc., a company organized under the laws of Canada.

                  "Dispute" means any cause asserted for nonpayment of any Receivable or Affiliate Receivable, including without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

                  "Dollar" and the sign "$" shall mean lawful money of the United States of America.

                  "Dollar Equivalent" shall mean, on any date of determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency at the spot rate then being offered by the Bank to its corporate customers with comparable credit status to Borrower at which Dollars may be exchanged into the applicable Alternate Currency as shall be determined by Agent.

                  "Dollar Loans" means Loans denominated and payable in Dollars.

                  "Domestic Persons" means any Financial Party or any Subsidiary of any Financial Party (i) which has been formed or incorporated pursuant to the laws of a state or commonwealth of the United States of America or (ii) as to which no less than 90% of the value of such party's assets are located in the United States of America.

                  "Domestic Working Capital" means Working Capital as calculated solely with respect to Domestic Persons.

                  "Eligible Canadian Receivables" shall mean Eligible Receivables consisting of Canadian Receivables.

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

                  "Eligible Receivables" means and includes each Receivable and Affiliate Receivable (1) (x) for which BNY performs accounts receivable management with respect thereto or (y) which is a U.K. Receivable or Canadian Receivable (but only to the extent such Receivables would otherwise conform with the applicable eligibility criteria under the U.K. Credit Agreements and Canadian Credit Agreement, respectively), and (2) which conforms to the following criteria: (a) the rendition of services has been completed; (b) services shall not have been rejected or disputed by the Customer and there shall not have been asserted any offset, defense, counterclaim, or Dispute with respect to such Receivable or Affiliate Receivable; (c) it continues to be in full conformity with the representations and warranties made by Borrower or another Financial Party to Lenders with respect thereto; (d) Agent is, and continues to be, in the good faith exercise of its reasonable discretion satisfied with the credit standing of the Customer in relation to the amount of credit extended; (e) it is documented by an invoice in a form approved by Agent (evidence of which has been received by Agent or, in Agent's sole discretion, has been sent to but not yet received by Agent) and shall not be unpaid more than: (x)(i) sixty (60) days from due date where Borrower is performing the collection function and (ii) ninety (90) days from due date where Agent is performing the collection function, (y)(i) ninety (90) days from invoice date where Borrower is performing the collection function and
(ii) one hundred and twenty (120) days from invoice date where Agent is performing the collection function; all with respect to regular billing and
(z) three hundred sixty (360) days from the first invoice date with respect to Cycle Billing; (f) less than 75% of the unpaid amount of invoices due from such Customer remain unpaid more than ninety (90) days from due date; (g) it is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable or Affiliate Receivable unless such instrument is duly endorsed to and in possession of Agent or represents a check in payment of a Receivable or Affiliate Receivable; (h) if the Customer is not in the United States, Canada or the United Kingdom, the services which gave rise to such Receivable or Affiliate Receivable were provided after receipt by Borrower or any other Financial Party from or on behalf of the Customer of an irrevocable letter of credit, assigned and delivered to Agent and confirmed by a financial institution acceptable to Agent and is in form and substance acceptable to Agent, payable in the full amount of the Receivable or Affiliate Receivable in Dollars at a place of payment located within the United States;
(i) such Receivable or Affiliate Receivable is not subject to any lien, other than Permitted liens; (j) it does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Borrower or any other Financial Party; (k) it is payable to Borrower or any other Financial Party; (l) if the Receivable or Affiliate Receivable arises out of a sale to any Person to which Borrower or any other Financial Party is indebted, the amount of such indebtedness, and any anticipated indebtedness, may in Agent's sole discretion be deducted in determining the face amount of such Receivable or Affiliate Receivable; (m) it is net of any returns, discounts, claims, credits and allowances; (n) if the Receivable or Affiliate Receivable arises out of contracts between Borrower or any other Financial Party and the United States, any state, or any department, agency or instrumentality of any of them, Borrower or any other Financial Party has so notified Agent, in writing, prior to the creation of such Receivable, and, if Agent so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (o) it is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to work, labor and/or services rendered by Borrower or any other Financial Party; (p)
(i) such Affiliate Receivable arises out of a sale or rendition of services by a Financial Party that (x) has executed

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and delivered a Guaranty and Guarantor Security Agreement, (y) is majority owned or controlled by Andrew McKelvey, Borrower or a Guarantor and (ii) Agent shall have received evidence, in form and substance satisfactory to Agent, including, without limitation, a certificate of ownership executed by the Secretary of Borrower with respect to Andrew McKelvey's share ownership of Borrower and each other Financial Party) that Andrew McKelvey, Borrower or the applicable Guarantor is the majority owner of the applicable Financial Party;

(q) is a Receivable and/or Affiliate Receivable for which BNY is performing record keeping services pursuant to this Agreement; and (r) is otherwise satisfactory to Agent as determined in good faith by Agent in the reasonable exercise of its discretion.

                  "Eligible U.K. Receivables" shall mean Eligible Receivables consisting of U.K. Receivables.

                  "Equipment" means and includes all of Borrower's now owned or hereafter acquired and owned equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefore and all accessions thereto. "Equipment" shall not include that certain Dassault-Breguet Falcon 50 jet aircraft (Reg. No. N22TZ) owned by CVY International, LLC, a wholly-owned subsidiary of Volando, Inc. (a wholly-owned subsidiary of Borrower).

                  "Equity Event" shall mean the receipt of cash proceeds by Borrower resulting from a public offering of the capital stock or debt of any Financial Party after the date hereof.

                  "Event of Default" means the occurrence of any of the events set forth in paragraph 18.

                  "Existing Ancillary Agreements" shall mean collectively, the Original ARM Agreement and all other documents, instruments and agreements executed and delivered in connection therewith.

                  "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by Bank.

                  "Financial Party" and collectively, "Financial Parties" means Borrower and any Scheduled Affiliate.

                  "Fiscal Quarter" means each quarterly accounting period of Borrower during any Fiscal Year.

                  "Foreign Indebtedness" means Indebtedness (other than Indebtedness owed to Lenders or their Affiliates) incurred by a Financial Party which is not a Domestic Person.

                  "Foreign Losses" shall mean the aggregate of all monetary losses whatsoever which any BNY Company may suffer or incur by reason of a Foreign Subsidiary's failure to observe or perform in full all of their

Foreign Subsidiary Obligations however arising, including but not limited to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, fees or disbursements of any kind or nature whatsoever and/or all liabilities of a BNY Company to a Foreign Subsidiary and/or third parties arising out of or related to any Foreign Subsidiary Credit Agreements

                  "Foreign Subsidiary Credit Agreements" shall mean any and all agreements evidencing Foreign Subsidiary Obligations.

                  "Foreign Subsidiary Obligations" shall mean all Indebtedness owing to a BNY Company by any Subsidiary of Borrower which is not a Domestic Person, including, without limitation, all U.K. Subsidiary Obligations, Canadian Subsidiary Obligations and Australian Subsidiary Obligations.

                  "Formula Amount" shall have the meaning set forth in paragraph 2(b).

                  "GAAP" means generally accepted accounting principles, practices and procedures in the United States of America in effect from time to time.

                  "General Intangibles" means and includes all of Borrower's now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes, customer lists and all other intangible property of every kind and nature.

                  "Guarantor" means individually, each of the Persons listed on Schedule 1(B) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "Guarantors" means collectively all such Persons.

                  "Guarantor Security Agreements" means collectively, each Security Agreement executed by a Guarantor in favor of Agent, as same may be amended, modified, supplemented or ratified from time to time.

                  "Guaranty Agreements" means collectively, (i) the Amended and Restated Guaranties and Guaranties described on Exhibit 1(C) which are executed by each Guarantor in favor of Agent and (ii) such other Guaranties as shall be executed and delivered hereafter from time to time by a Guarantor.

                  "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

                  "Incipient Event of Default" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                  "Indebtedness" means as to any Person (without duplication):

                  (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed; and

                  (b) any indebtedness, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; and

                  (c) any indebtedness, whether or not for borrowed money, including any capital lease obligation, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise (excluding accounts payable incurred in the ordinary course of business, if (i) such accounts payable are not more than 150 days past due or (ii) such accounts payable are more than 150 days past due, are being contested in good faith, and would not, in accordance with GAAP, appear as Indebtedness on a balance sheet of such person; and

                  (d) any indebtedness of any other Person of the character referred to in subdivision (a), (b) or (c) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a guaranty.

                  "Interest Period" shall have the meaning set forth in
Section 4(c) hereof.

                  "Inventory" means and includes all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, artwork, finished goods and materials and supplies (including but not limited to art supplies) of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

                  "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and assigns.


                  "Lender Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

                  "Letters of Credit" shall have the meaning set forth in
Section 2(m).

                  "Letter of Credit Fees" shall have the meaning set forth in
Section 5(b).

                  "LC Reserve" shall mean an amount at any time equal to the aggregate face amount of outstanding Letters of Credit.

                  "LIBO Rate" shall mean, relative to any day for the then current Interest Period relating to any LIBO Rate Loan, the rate of interest quoted by the Bank two (2) Business Days prior to the first day of such Interest Period for the offering by the Bank to prime commercial banks in the London interbank Eurodollar market of Dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such LIBO Rate Loan.

                  "LIBO Rate Loan" shall mean the Loans or any portion thereof bearing interest at a rate of interest determined by reference to the LIBO Rate.

                  "Loan Sale" shall have the meaning set forth in Section 5(b)(iii).

                  "Loans" means the Revolving Credit Advances (including Alternate Currency Loans), Letters of Credit and all other extensions of credit hereunder.

                  "Matured Funds Rate" means the rate of interest, announced by BNY from time to time, as the rate applicable to matured funds, such rate to be adjusted automatically on the effective date of any change in such rate as announced by BNY.

                  "Maximum Loan Amount" means at any time, $175,000,000 less the outstanding balance of Foreign Subsidiary Obligations.

                  "Media Billing Receivables" means Receivables which require delivery to the customer of a copy of the advertisement which appears in the directory publication.

                  "Minimum Volume Charges" shall have the meaning set forth in
Section 5(e)(ii).

                  "Net Face Amount" of Receivables or Affiliate Receivables means the gross face invoice amount thereof, less returns, discounts (the calculation of which shall be determined by Agent where optional terms are given), anticipation or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

                  "Obligations" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to (a) all Lenders (other than BNY) direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys fees chargeable to Borrower's account or incurred by a Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement and (b) BNY (or any corporation that directly or indirectly controls or is controlled by or is under common control with BNY) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrower to others which BNY may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrower's account or incurred by Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement. "Obligations" shall also include all Canadian Subsidiary Obligations and U.K. Subsidiary Obligations.

                  "Original Owner" means Andrew McKelvey.

                  "Participation Year" shall mean the twelve month period commencing as of the first day of the month in which the first Loan Sale occurs.

                  "Partial Year" shall have the meaning set forth in Section 5(e)(ii).

                  "Past Due Payables" shall mean all accounts payable of Borrower and Scheduled Affiliates that (i) remain unpaid beyond their respective originally granted terms or (ii) have begun to accrue interest.

                  "Permitted Liens" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums
(a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (iii) liens in favor of Agent, (iv) liens for taxes
(a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (v) liens placed on equipment or on any fixed assets within 180 days of their acquisition to secure a portion of the purchase price thereof provided (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of indebtedness secured by such liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 12(p) hereof and (vi) liens specified on
Schedule 1(A) hereto.

                  "Permitted Overadvances" shall have the meaning set forth in
Section 2(c).

                  "Permitted Period" shall have the meaning provided in
Section 2(c) hereof.

                  "Person" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                  "Prime Rate" means the prime commercial lending rate of Bank as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

                  "Purchasing Lender" shall have the meaning set forth in
Section 15 hereof.

                  "Receivables" means and includes all of Borrower's now owned or hereafter acquired accounts and contract rights (including Affiliate Receivables acquired by Borrower), instruments, insurance proceeds, documents, chattel paper, letters of credit and Borrower's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Borrower, all proceeds thereof and all files in which a Financial Party has any interest whatsoever containing information identifying or pertaining to any of Borrower's Receivables, together with all of Borrower's rights to any merchandise which is represented thereby, and all Borrower's right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

                  "Receivables Advance Rate" shall have the meaning set forth in the definition of Receivables Availability.


                  "Receivables Availability" means the amount of Revolving Credit Advances against Eligible Receivables Lenders may from time to time during the term of this Agreement make available to Borrower up to 90% ("Receivables Advance Rate") of the net face amount of the Eligible Receivables and Unbilled Media Billing Receivables; provided, however, that the maximum amount of Revolving Credit Advances outstanding at any time against Unbilled Media Billing Receivables shall not exceed $10,000,000.

                  "Reports" shall have the meaning set forth in Section 14.

                  "Required Lenders" shall mean Lenders holding at least fifty-one percent (51%) in aggregate principal amount of the Loans outstanding at that time.

                  "Retained Goods" shall have the meaning set forth in Section 8(h).

                  "Revolving Credit Advances" shall mean all Loans made hereunder other than Letters of Credit.

                  "Scheduled Affiliates" shall mean those Persons which are listed on Schedule 1(B) and which are Guarantors hereunder as well as those Scheduled Affiliates that hereafter become Guarantors and Scheduled Affiliates hereunder upon written notice to Agent and execution of all necessary documentation by such Scheduled Affiliate.

                  "Secondary Equity Event" shall mean the receipt of cash proceeds by Original Owner and/or Borrower in an amount not less than $50,000,000 resulting from a secondary public offering of the capital stock of Borrower.

                  "Settlement Date" means (i) with respect to Canadian Receivables, three (3) Business Days after the day on which the applicable Canadian Receivable is actually collected by Agent, (ii) three (3) Business Days after (a) with respect to U.K. Receivables, the date of receipt of the funds in the bank account of BNY Financial Limited in the case of a U.K. Receivable paid in cash or by bank credit transfer or (b) the date of collection of such U.K. Receivables from the drawee or acceptor thereof, in the case of a U.K. Receivable paid by check or other instrument and (iii) with respect to all other Receivables and Affiliate Receivables, two (2) Business Days after the day on which the applicable Receivable or Affiliate Receivable (to the extent payable to a Scheduled Affiliated domiciled in the United States of America) is actually collected by Agent.

                  "Sterling" and the sign "(pound)" mean the lawful currency of the United Kingdom.

                  "Sterling Loans" means Loans denominated and payable in Sterling.


                  "Stock Pledge Agreement" shall have the meaning set forth in
Section 12(z) hereof.

                  "Subordinated Debt" means any debt subordinated to Lenders upon terms and conditions satisfactory to Agent in its sole discretion and pursuant to agreements in form and substance satisfactory to Agent and its counsel in all respects.

                  "Subsidiary" of any Person means a corporation or other entity 50% or more of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                  "Tangible Net Worth" at a particular date means (a) the aggregate amount of all assets of Borrower on a Consolidated Basis as may be properly classified as such in accordance with GAAP consistently applied (including such assets owned on the Closing Date as are properly classified as intangible assets under GAAP), less (b) the aggregate amount of all liabilities of Borrower on a Consolidated Basis. Notwithstanding the foregoing, for purposes of calculating Tangible Net Worth, the maximum amount of Intangibles may not exceed the greater of (i) $65,000,000 or (ii) 40% of the amount of all of the assets of Borrower on a Consolidated Basis and any excess shall not be included in the calculation of Tangible Net Worth.

                  "Term" means the Closing Date through and including June 26, 2001, subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

                  "Total Liabilities" at a particular date means all Indebtedness of Borrower on a Consolidated Basis as at such date.

                  "TMP Canada" shall mean TMP Worldwide Ltd., an Ontario corporation.

                  "U.K. Base Rate" shall mean the base commercial lending rate of Lloyds Bank Place., as publicly announced in London, England to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

                  "U.K. Collateral" shall mean substantially all of the assets (both real and personal) of Borrower and each of its Subsidiaries located in the United Kingdom and described in the U.K. Security Documents.

                  "U.K. Credit Agreements" shall mean the Invoice Discounting Agreements between each of the U.K. Subsidiaries and BNY UK pursuant to which BNY UK makes Sterling Loan accommodations to the U.K. Subsidiaries and all other agreements executed in connection therewith.


                  "U.K. Guaranty" shall mean the guaranty issued by Borrower or a Guarantor of the obligations of the U.K. Subsidiaries to BNY UK under the U.K. Credit Agreement.

                  "U.K. Receivables" means and includes all of each U.K. Subsidiary's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and each U.K. Subsidiary's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to a U.K. Subsidiary, all proceeds thereof and all files in which any U.K. Subsidiary has any interest whatsoever containing information identifying or pertaining to any of a U.K. Subsidiary's Receivables, together with all of such U.K. Subsidiary's rights to any merchandise which is represented thereby, and all of such U.K. Subsidiary's right, title, security and guaranties with respect to each U.K. Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

                  "U.K. Security Documents" shall mean each of the debentures executed by each U.K. Subsidiary in favor of Agent pursuant to which BNY UK is granted a Lien upon the U.K. Collateral as security for the U.K.
Subsidiary Obligations.

                  "U.K. Subsidiaries shall mean Austin Knight, TMP UK, Lonsdale Advertising Services Limited and MSL International Limited.

                  "U.K. Subsidiary Obligations" shall have the meaning given to the term "Obligations" under the U.K. Credit Agreement.

                  "Volume" shall have the meaning set forth in Section 5(e)(ii).

                  "Unbilled Media Billing Receivables" shall mean Media Billing Receivables which constitute Eligible Receivables except that they have not been documented by an invoice.

                  "Week" shall mean the time period commencing with a Wednesday and ending on the following Tuesday.

                  "Working Capital" at a particular date means the excess, if any, of Current Assets over Current Liabilities at such date.

                  (B) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

                  (C) Other Terms. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

                  2. Accounts Receivables Management; Loans; Letters of
Credit.


                  (a) BNY for itself and not in its capacity as Agent shall perform accounts receivable management and record keeping services for Borrower with respect to all Receivables and Affiliate Receivables (excluding U.K. Receivables but including Receivables of any U.S. Subsidiary of any U.K. Subsidiary). The procedure manual BNY has delivered to Borrower describes BNY's current practices and procedures regarding its accounts receivable management and record keeping services. BNY reserves the right to vary such practices and procedures from time to time in its sole discretion. BNY's liability to Borrower for any alleged failure on BNY's part to provide adequate accounts receivable management and record keeping services shall be expressly limited to a refund of commissions paid by Borrower during the period of such alleged failure and BNY shall have no liability of any kind whatsoever for consequential or other damages or penalties based upon any such alleged failure on BNY's part unless BNY shall have significantly and materially adversely departed from its published practices and procedures. In such event, Borrower may, upon one hundred twenty (120) days prior written notice, terminate BNY's right and obligation to provide collection services regarding Borrower's accounts receivable provided that such termination shall not affect BNY's right to continue to conduct accounts receivable management for Borrower provided, however, that Borrower shall continue to pay BNY the fees provided for in Section 5(e) less an amount equal to the actual decrease in BNY's costs and expenses as a result of the termination of its obligation to perform collection functions with respect to the Receivables and/or Affiliate Receivables. Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall have occurred hereunder, in the event that Borrower shall have (i) acquired Receivables and/or Affiliate Receivables or (ii) entered into transactions with new Customers which give rise to Receivables or Affiliate Receivables and, in either case, the Receivables or Affiliate Receivables have an average face amount of $1,000 or less, Borrower may elect not to have BNY perform accounts receivable management and/or record keeping services with respect to such Receivables or Affiliate Receivables, provided that Borrower shall remit the proceeds of such Receivables or Affiliate Receivables to a blocked account maintained by Borrower in accordance with Section 22 hereof. Upon an Event of Default and during the continuance thereof, BNY for itself and not in its capacity as Agent may, in its sole discretion, perform the accounts receivable management and record keeping services described herein with respect to U.K. Receivables as described herein.

                  (b) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, each Lender, severally and not jointly, shall make Revolving Credit Advances to Borrower from time to time during the Term which, in aggregate amounts outstanding at any time equal such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan

Amount less the aggregate amount of outstanding Letters of Credit or (y) an amount equal to the sum of:

                           (i) Receivables Availability, minus


                           (ii) the aggregate amount of outstanding Letters of
Credit, minus

                           (iii) such reserves as Agent may reasonably deem
proper and necessary from time to
time including, without limitation, the LC Reserve.

                  The sum of 2(b)(i), minus (ii) minus (iii) shall be referred to as the "Formula Amount".

                  Revolving Credit Advances may be (i) Dollar Loans in which case they may be made as one or more (A) Alternate Base Rate Loans, (B) LIBO Rate Loans or (C) any combination thereof or (ii) in Agent's discretion, Alternate Currency Loans, in which case they shall be made as one or more Alternate Currency Base Rate Loans, provided, however, in no event shall the aggregate outstanding principal balance of (A) Sterling Loans to Borrower (determined on the basis of the Dollar Equivalent of each Sterling Loan) exceed $50,000,000 less the outstanding balance of U.K. Subsidiary Obligations, (B) Canadian Loans to Borrower (determined on the basis of the Dollar Equivalent of each Canadian Loan) exceed $10,000,000 less the outstanding balance of Canadian Subsidiary Obligations, (C) Australian Loans to Borrower (determined on the basis of the Dollar Equivalent of each Australian Loan) exceed $15,000,000 less the outstanding balance of Australian Subsidiary Obligations. In no event shall Alternate Currency Loans plus U.K. Subsidiary Obligations plus Canadian Subsidiary Obligations plus Australian Subsidiary Obligations (each determined on the basis of the Dollar Equivalent thereof) exceed a Dollar Equivalent amount equal to 50% of the outstanding amount of Revolving Credit Advances or such amount as Agent in its sole discretion deems acceptable.

                  (c) Notwithstanding the limitations set forth above, Lenders retain the right to lend Borrower from time to time such amounts in excess of such limitations as Lenders may determine in their sole discretion. The term "Permitted Overadvances" means (i) involuntary overadvances that may result from time to time due to the fact that any borrowing formulas set forth in this Agreement were unintentionally exceeded (whether at the time of any Loan or at the time of the issuance of any Letter of Credit or otherwise) for any reason (other than Agent's gross negligence or willful misconduct), including Collateral believed to be eligible in fact being or becoming ineligible or the return of uncollected checks or other items applied to the reduction of the Loans or other Obligations, as well as overadvances made by Agent without Lenders' consent for up to two weeks after discovering the unintentional overadvance, provided that Agent does not during that period voluntarily increase the amount by which the borrowing formulas had been exceeded as of the start of that period, and (ii) (X) voluntary overadvances made by Agent in its sole discretion which shall not cause the Obligations to exceed the borrowing formulas by the lesser of (1) 10% of the amount permitted to be borrowed under Section 2(b) or (2) $10,000,000 at any one time outstanding, and (Y) voluntary overadvances made by BNY in its sole discretion ("BNY Overadvances") which shall (A) be designated by BNY as a BNY Overadvance, (B) be due and payable to BNY on demand (subject to the last sentence of this Section (c)), (C) not exceed $7,500,000 at any time outstanding, (D) be secured by the Collateral on a basis junior to all other Obligations of Borrower hereunder and (E) not result in the then aggregate Revolving Credit Advances outstanding exceeding the Maximum Loan Amount. Any such Permitted Overadvances in excess of $2,500,000 (other than with respect to a BNY Overadvance) may remain outstanding for no more than any sixty (60) day period. To the extent any Permitted Overadvances are made (other than with respect to a BNY Overadvance), each Lender shall bear its Commitment Percentage thereof. BNY shall not demand repayment of a BNY Overadvance, unless after giving effect to such repayment the then aggregate outstanding principal balance of outstanding Loans (including any Permitted Overadvances) is less than the lesser of (A) the Maximum Loan Amount or (B) the Formula Amount.

                  (d) Reserved.

                  (e) Borrower acknowledges that the good faith exercise of Agent's discretionary rights hereunder may result during the Term in one or more increases or decreases in the Receivables Advance Rate and Borrower hereby consents to any such increases or decreases which may limit or restrict advances requested by Borrower, including, without limitation, any decreases in the Receivables Advance Rate imposed by Agent in the event Borrower shall have terminated BNY's obligation to perform accounts receivable management for Borrower pursuant to Section 2(a) hereof.

                  (f) On the date that any interest, fees, costs, charges or commissions to Agent or any Lender are due, Borrower shall thereby be deemed to have requested, and Agent is hereby authorized at its discretion to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, charges or commissions.

                  (g) Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

                  (h) Agent will account to Borrower monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

                  (i) During the Term, Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

                  (j) The aggregate balance of Loans outstanding at any time shall not exceed the Maximum Loan Amount. The aggregate balance of Revolving Credit Advances outstanding at any time shall not exceed the Formula Amount.


                  (k) Subject to the terms and conditions hereof, Agent shall
(a) issue or cause the issuance of Letters of Credit ("Letters of Credit") provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Credit

Advances plus (ii) outstanding Letters of Credit (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount which is calculated as if the requested Letter of Credit had been issued. The maximum amount of outstanding Letters of Credit hereunder and under the U.K. Credit Agreement and the Canadian Credit Agreement shall not exceed $10,000,000 (or the Alternate Currency Equivalent) in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Credit Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon shall not bear interest. Letters of Credit shall be subject to the terms and conditions set forth in the Letter of Credit and Security Agreement attached hereto as Exhibit 2(l).

                  (l) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, Agent's standard form of Letter of Credit and Security Agreement together with Bank's standard form of Letter of Credit Application (collectively, the "Letter of Credit Application"), completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.

                  (m) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

                  (n) In connection with the issuance of any Letter of Credit Borrower shall indemnify, save and hold Agent and each Lender harmless from any loss, cost, expense, or liability, including, without limitation, payments made by Agent and any Lender, and expenses and reasonable attorneys' fees incurred by Agent or any Lender arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued or created for Borrower's account, although this interpretation may be different from Borrower's own; and neither Agent nor any Lender, nor the bank which opened the Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's or any Lender's or such correspondents' willful misconduct.

                  (o) Borrower shall authorize and direct any bank which issues a Letter of Credit at Agent's direction to name Borrower as the "Account Party" therein and to deliver to Agent all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

                  (p) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of Borrower or Agent or Agent's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Agent's, or in the name of Agent's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent's or its attorney's willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

                  (q) Each Lender shall to the extent of the percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Revolving Credit Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Loan Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by the Lenders, Agent shall deliver to each of the Lenders that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

                  (r) Borrower shall use the proceeds of the Loans to provide for its and its Subsidiaries' working capital needs and general corporate purposes.

                  3.  Repayment of Loans.

                  (a) Subject to the provisions of the last three paragraphs of Section 2(b) and the provisions of Section 2(c) hereof, Borrower shall be required to (i) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Loans made by Lenders to Borrower hereunder is in excess of the lesser of the (x) Maximum Loan Amount or (y) Formula Amount in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by any Lender to Borrower hereunder together with accrued and unpaid interest, fees, charges and commissions and (y) all other amounts owed any Lender under this Agreement and the Ancillary Agreements.

                  (b) Subject to Section 2(c) hereof with respect to BNY Overadvances, each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Credit Advances, shall be applied to the Revolving Credit Advances pro rata according to the Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to Agent on behalf of the Lenders, in each case on or prior to 1:00 P.M., New York time, in Dollars, with respect to Dollar Loans and in the applicable Alternate Currency or the Dollar Equivalent with respect to Alternate Currency Loans and in immediately available funds.

                  (c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its Commitment Percentage of the Loans available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after a Lender Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average federal funds rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Lender Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Lender Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Credit Advances hereunder, on demand from Borrower;

provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

                  (d) If on any date that the Dollar Equivalent is required to be calculated pursuant to Section 35 the aggregate amount of Loans shall exceed the Formula Amount, Borrower shall prepay the Loans in an aggregate principal amount such that immediately after giving effect thereto, the aggregate amount of Loans shall not exceed the Formula Amount. In addition, if on any date that the Dollar Equivalent is required to be calculated pursuant to Section 35, the outstanding principal balance of (i) Alternate Currency Loans (including Sterling Loans and Canadian Loans) (determined on the basis of the Dollar Equivalent thereof) shall exceed a Dollar Equivalent amount equal to fifty percent (50%) of the outstanding amount of Revolving Credit Advances, (ii) Sterling Loans (determined on the basis of the Dollar Equivalent thereof) shall exceed $50,000,000, (iii) Canadian Loans (determined on the basis of the Dollar Equivalent thereof) shall exceed $10,000,000 or
(iv) Australian Loans (determined on the basis of the Dollar Equivalent thereof) shall exceed $15,000,000, Borrower shall prepay such Alternate Currency Loans in an aggregate principal amount such that immediately after giving effect thereto, the outstanding principal balance of the Alternate Currency Loans, Sterling Loans and Canadian Loans (determined on the basis of the Dollar Equivalent thereof) shall not exceed the limits set forth in subsections (i), (ii), (iii) and (iv) above. Agent may increase each of the limits set forth in subsections (i), (ii), (iii) and (iv) above in the exercise of its sole discretion provided that at the time of such increase and after giving effect to any additional Alternate Currency Loans, the outstanding balance of Alternate Currency Loans does not exceed a Dollar Equivalent amount equal to fifty percent (50%) of the outstanding amount of Revolving Credit Advances.

                  4.       Procedure for Revolving Credit Advances.

                  (a) Borrower may, by telephonic notice (or at Agent's request by written notice) to Agent ("Borrowing Notice"), request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time (i) on the Business Day of its request to incur, on that day, a Dollar Loan and (ii) at least one (1) Business Day prior to the date of its request to incur an Alternate Currency Loan. The Borrowing Notice shall specify (i) the date of the proposed borrowing (which shall be a Business Day), (ii) that portion of the Revolving Credit Advances then being requested which are to be (A) Dollar Loans and, if so, whether such borrowing is to consist of one or more Alternate Base Rate Loans, LIBO Rate Loans or a combination thereof or (B) as Alternate Currency Loans and, if so, whether such borrowing is to consist of a Sterling Loan, Canadian Loan, an Alternate Currency Loan other than a Sterling Loan or a Canadian Loan or a combination thereof and (iii) the amount to be borrowed.

                  (b) Alternate Currency Loans shall be made at Agent's sole discretion and, notwithstanding the provisions of (a) above, (i) any request for an Alternate Currency Loan not constituting either a Sterling Loan, a

Canadian Loan or an Australian Loan shall be made upon three (3) days advance written notice to Agent and Lenders, (ii) Borrower and Agent may establish an alternative procedure in the United Kingdom for the requesting and making of Sterling Loans and (iii) Agent shall not be obligated to accept Borrower's request for (a) Sterling Loan at any time that the U.K. Subsidiaries shall have the right to request an advance under the U.K. Credit Agreement or (b) a Canadian Loan at any time that the Canadian Subsidiaries shall have the right to request an advance under the Canadian Credit Agreement or (c) if applicable, an Australian Loan at any time that the Australian Subsidiaries shall have the right to request an advance under the Australian Facility. All Revolving Credit Advances shall be disbursed in the currency in which such Loan is to be made from whichever office or other place Agent may designate from time to time by notice to Borrower and, together with any and all other Obligations of Borrower to Lenders, shall be charged to Borrower's account on Agent's books. The proceeds of each Revolving Credit Advance made by the Lenders shall be made available to Borrower on the day so requested. Any and all Obligations due and owing hereunder may be charged to Borrower's account and shall constitute Revolving Credit Advances.

                  (c) Notwithstanding the provisions of (a) above, in the event Borrower desires to obtain a LIBO Rate Loan, it shall give Agent at least three (3) Business Days' prior written notice; specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount to be borrowed, which amount on the date of such Loan shall be an integral multiple of $500,000, and (iii) the duration of the first Interest Period therefor. "Interest Periods" for LIBO Rate Loans shall be for one, two or three months. No LIBO Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

                  (d) Each Interest Period of a LIBO Rate Loan shall commence on the date such LIBO Rate Loan is made and shall end on such date as Borrower may elect as set forth in (c)(iii) above provided that:

                           (i) any Interest Period which would otherwise end
on a day which is not a Business Day shall be the next preceding or succeeding Business Day as is the Bank's custom in the market to which such LIBO Rate Loan relates;

                           (ii) no Interest Period shall end after the last
day of the Term; and

                           (iii) any Interest Period which begins on a day for
which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

                  Borrower shall elect the initial Interest Period applicable to a LIBO Rate Loan by its notice of borrowing given to Agent pursuant to
Section 4(a) or by its notice of conversion given to Agent pursuant to Section 4(e), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBO Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to an Alternate Base Rate Loan subject to Section 4(e) hereinbelow.

                  (e) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBO Rate Loan, or Alternate Base Rate Loan, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBO Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBO Rate Loan. If Borrower desires to convert a loan, it shall give Agent not less than three (3) Business Days' prior written notice to convert from an Alternate Base Rate Loan to a LIBO Rate Loan or one
(1) Business Day's prior written notice to convert from a LIBO Rate Loan to an Alternate Base Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from an Alternate Base Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than seven (7) LIBO Rate Loans, in the aggregate.

                           (f) At its option and upon three (3) Business Days'
prior written notice, Borrower may prepay the LIBO Rate Loans in whole at any time, with accrued interest on the principal being prepaid to the date of such repayment. In the event that any prepayment of a LIBO Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 4(g) hereof. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

                           (g) Borrower shall indemnify Agent and Lenders and
hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBO Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBO Rate Loan after notice thereof has been given, including (but not limited to) any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder.

                  5.       Interest; Fees; Commissions.

                  (a)      Interest.

                           (i) Except as modified by paragraph 5(a)(iii)
below, interest on Revolving Credit Advances shall be paid to Agent for the benefit of the Lenders in arrears on the last day of each month with respect to Alternate Base Rate Loans and at the end of each Interest Period with respect to LIBO Rate Loans. Interest charges shall be computed on the actual principal of Revolving Credit Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to the applicable Contract Rate. Whenever subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Alternate Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.

                           (ii) Interest shall be computed on the basis of
actual days elapsed over a 360-day year.

                           (iii) Upon the occurrence and during the
continuance of an Event of Default, at Agent's option interest shall be payable at the Default Rate.

                           (iv) Notwithstanding the foregoing, in no event
shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrower.

                           (v) Borrower shall pay principal, interest and all
other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

                           (vi) The Applicable Margin shall be (a) minus one
percent (-1.0%) with respect to Alternate Base Rate Loans, (b) one and one half percent (1.5%) with respect to LIBO Rate Loans, (c) zero percent (0%) with respect to Canadian Loans and (d) one and one half percent (1.5%) with respect to Sterling Loans.

                  (b)      Fees.

                           (i) Unused Line Fee. In the event the average
closing daily unpaid balances of all Revolving Credit Advances (which, for these purposes shall include the aggregate face amount of all outstanding Letters of Credit) hereunder during any calendar month is less than $175,000,000, Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee at a rate per annum equal to one-eighth of one percent (1/8%) of the amount by which $175,000,000 exceeds such average daily unpaid balance. Such fee shall be calculated on the basis of a year of

360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month.


                           (ii) Agent's Fee. In addition to the fee described
in subsection (b)(i) above, in the event the average closing daily unpaid balances of all Revolving Credit Advances (which, for these purposes shall include the aggregate face amount of all outstanding Letters of Credit and Foreign Subsidiary Obligations) hereunder during any calendar month is less than $175,000,000, Borrower shall pay to Agent, for its account only, a fee at a rate per annum equal to one-eighth of one percent (1/8%) of the amount by which BNY's Commitment Percentage of $175,000,000 exceeds BNY's Commitment Percentage of the average daily unpaid balance. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month and shall not be subject to proration.

                           (iii) Intentionally Omitted.

                           (iv) U.K. Collateral Monitoring Fee. For conducting
collateral monitoring in the United Kingdom, Borrower shall pay Agent a collateral monitoring fee equal to (pound)7,500 per month commencing on October 1, 1997 and on the first day of each month thereafter.

                           (v) Collateral Agent Fee. Borrower shall pay Agent
an annual collateral agent fee of $15,000 following the sale, assignment or transfer of any of the Obligations ("Loan Sale") to any other financial institutions which shall be payable in full on the first day of the month following the month in which such Loan Sale occurs and on each 12 month anniversary date of such day thereafter during the term hereof. Such fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

                           (vi) Letter of Credit Fees. Borrower shall pay
Agent (i) (A) for issuing or causing the issuance of a standby Letter of Credit, a fee computed at a rate per annum of one and one-half percent (1.50%) on the outstanding amount thereof from time to time and (B) for issuing or causing the issuance of a Letter of Credit that is not a standby Letter of Credit, a fee equal to 1/4% of the original and each increase in the face amount thereof for each 30 days or part thereof of its term (the fees set forth in (A) and (B) referred to as "Letter of Credit Fees") and (ii) Bank's other customary charges payable in connection with Letters of Credit as in effect from time to time (which charges shall be furnished to Borrower by Agent upon request). Such fees and charges shall be payable (i) in the case of any Letter of Credit, on its opening (ii) in the case of a standby Letter of Credit, (A) monthly thereafter in advance and (B) upon each increase in the outstanding amount thereof and (iii) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in face amount thereof. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. For purposes of calculating any fees payable hereunder any amount which is denominated in a currency other than Dollars shall be valued based on the Dollar Equivalent.

                           (vii) Permitted Overadvance Fee. For each "Excess
Permitted Overadvance" a fee equal to the product of (a) $5,000 multiplied by
(b) the number of days in such month during which Excess Permitted Overadvances were outstanding may, in Agent's sole discretion, be charged. Such fee shall be paid on the last day of each month. For purposes of this clause (vi) an Excess Permitted Overadvance shall be deemed to exist on any day (other than during any two periods of five consecutive days in each month when Borrower may have outstanding Permitted Overadvances of not more than $5,000,000) when Borrower's Permitted Overadvances (other than BNY Overadvances) exceed $1,000,000. Notwithstanding the foregoing, no such Fee shall be charged with respect to one Excess Permitted Overadvance per month which is eliminated within three Business Days of its occurrence. If such Excess Permitted Overadvance is not eliminated within such period, any fee which is charged shall be calculated for each day during that month on which an Excess Permitted Overadvance occurred.

                  (c) Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 5(c), the term "Lender" shall include any Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                           (i) subject any Lender to any tax of any kind
whatsoever with respect to this Agreement or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income of any Lender by the jurisdiction in which it maintains its principal office);

                           (ii) impose, modify or hold applicable any reserve,
special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                           (iii) impose on any Lender any other condition with
respect to this Agreement or any Ancillary Agreements;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Loans hereunder by an amount that any Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that any Lender deems to be material, then, in any case Borrower shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be. Agent shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

                  (d)      Capital Adequacy.

                           (i) In the event that Agent shall have determined
that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include any Lender and any corporation or bank controlling any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, Borrower shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to such Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                           (ii) A certificate of Agent setting forth such
amount or amounts as shall be necessary to compensate Lender with respect to
Section 5(d) hereof when delivered to Borrower shall be conclusive absent manifest error.

                  (e)      Commission.

                           (i) In consideration of the accounts receivable
management and bookkeeping services to be provided by BNY hereunder, Borrower shall pay to BNY monthly, for its own account and not in its capacity as Agent hereunder, on the fifteenth day of each month, a commission at the rate of (x)
 .225% of the gross face amount of each invoice assigned to BNY evidencing the first $400,000,000 in aggregate Receivables and Affiliate Receivables purchased hereunder in any Calendar Year, (y) .175% of the gross face amount of each invoice assigned to BNY evidencing Receivables and Affiliate Receivables in excess of $400,000,000 but no more than $500,000,000 in aggregate Receivables and Affiliate Receivables for any Calendar Year and (z)
 .125% of the gross face amount of each invoice assigned to BNY evidencing Receivables (including, at BNY's discretion, upon the occurrence and during the continuance of an Event of Default, U.K. Receivables) and Affiliate Receivables in excess of $500,000,000 in aggregate Receivables and Affiliate Receivables for any Calendar Year. In the event that Borrower acquires a majority of the capital stock or all or substantially all of the assets of another Person not theretofore a Scheduled Affiliate and the sales to invoice ratio with respect to the Receivables and/or Affiliate Receivables acquired in connection with such Transaction shall increase BNY's costs of managing the

Receivables and Affiliate Receivables hereunder, Borrower shall negotiate, in good faith, an increase in the commissions payable by Borrower under this
Section 5(e) with respect to the Receivables and/or Affiliate Receivables so acquired. If Borrower and BNY shall not agree on the increased fee, Borrower (rather than BNY) shall thereafter be obligated to perform any collection function with respect to the Receivables and/or Affiliate Receivables so acquired and BNY shall only be obligated to perform record keeping services with respect to the Receivables and/or Affiliate Receivables; provided, however,

Borrower shall in that event pay BNY .15% of the gross face amount of each invoice assigned to BNY evidencing the Receivables and/or Affiliate Receivables so acquired. Further, in the event that at the end of any month the average billings per customer have decreased by more than 25% in the aggregate from the average billings per Customer in existence on March 31, 1994, Borrower shall negotiate, in good faith, an increase in the commissions payable by Borrower under this Section 5(e). If Borrower and BNY shall not agree on the increased fee, BNY shall have the right to terminate its obligation to perform any collection function and remain responsible only for record keeping services, for which Borrower shall in the event pay BNY a fee equal to .15% of the gross face amount of each invoice assigned to BNY evidencing the Receivables and/or Affiliate Receivables so serviced.

                           (ii) Notwithstanding anything contained in the
foregoing subsection (i) to the contrary, the aggregate amount of Receivables and Affiliate Receivables with respect to which Borrower shall be obligated to pay commissions hereunder and which Borrower shall be obligated to assign to Agent hereunder ("Volume") shall not be less than the Annual Minimum for each year during the Term (a "Contract Year") or that part of the Contract Year during which this Agreement is in effect in the event of termination prior to the end of a Contract Year (a "Partial Year"). In the event the Volume during any Contract Year or Partial Year, as applicable, is less than the Annual Minimum, then BNY shall charge Borrower's account in an amount equal to the amount by which the commission on the Annual Minimum exceeds the commission on the Volume for the Contract Year or Partial Year, as applicable. The foregoing amounts which BNY shall charge to Borrower's account are hereinafter referred to as "Minimum Volume Charges." BNY shall compute the Minimum Volume Charges on a calendar quarterly basis and charge Borrower's account for the same on the first day of the month following the end of such calendar quarter or on the first day of the month following the effective date of termination of this Agreement in the case of a Partial Year.

                  (f) Matured Funds. On the last day of each month during the Term, BNY shall credit Borrower's account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by BNY to Borrower hereunder which are not drawn by Borrower on the Settlement Date.

                  (g) Withholding Taxes; Non-US Transferees.


                           (i) All sums payable by any Financial Party under
this Agreement shall be paid in full without set off or counterclaim and free and clear of and without any deduction or withholding for or on account of, any present or future withholding or similar taxes.

                           (ii) If any Financial Party shall be required by
law to make any such deduction or withholding from any payment for the account of Lender, then such Financial Party will ensure that such deduction or withholding does not exceed the minimum legal liability therefor and will forthwith pay to Agent or any Lender such additional amount as will result in the receipt by Agent or such Lender of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding been made.

                           (iii) If a Financial Party pays any additional
amount referred to in sub-clause (ii) above ("tax payment") to Agent or any Lender pursuant to the clause and Agent or such Lender, in its absolute discretion, effectively obtains a refund of that tax payment ("tax credit") which it is able to identify as being attributable to that tax payment, then if it can, do so without prejudicing the retention of that tax credit, Agent or such Lender shall reimburse such Financial Party such proportion of that tax credit as it determines will leave it (after such reimbursement) in no better or worse position than if that tax payment had not been required. Agent or such Lender shall have complete discretion as to (a) whether to claim any tax credit (and, if so, the extent, order and manner of such claim) and (b) whether any amount is due from it hereunder (and, if so, the amount and time of payment). Neither Agent nor any Lender shall be obliged to disclose any information regarding its tax affairs and computations.

                           (iv) Each Lender (or Transferee) that is not a
citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to Borrower and Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871 (h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Ancillary Agreements. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement) or, in the case of any Participant, on or before the date such

Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

                           (v) In the event that Agent shall have determined
that any applicable tax law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender necessitates an amendment, modification or supplement to this Agreement, Borrower will cooperate with Agent in completing any such amendment, modification or supplement.

                  5A. (a) Conditions to Initial Loans. Notwithstanding any other provisions contained in this Agreement, the agreement of Agent and Lenders to make the initial Loans requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Loans, of the following conditions precedent:

                           (1) Loan Agreement. Agent shall have received
counterparts of this Agreement signed by each of the parties hereto.

                           (2) Closing Documents. Agent shall have received,
in form and substance satisfactory to Agent, executed Guaranties, U.K. Guaranties, Guaranty Security Agreements, Stock Pledge Agreements, U.K. Security Documents, Canadian Security Documents and all other Ancillary Agreements (to the extent not currently existing), each in form and substance satisfactory to Lenders;

                           (3) Filings, Registrations and Recordings. Each
document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Ancillary Agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

                           (4) Corporate Proceedings of Borrower. Agent shall
have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, authorizing (i) the execution, delivery and performance of this Agreement and any related agreements (collectively the "Documents") and (ii) the granting by Borrower and Guarantors of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower or the applicable Guarantor as of the Closing

Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                           (5) Incumbency Certificates of Borrower. Agent
shall have received a certificate of the Secretary or an Assistant Secretary of Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of Borrower and such Guarantor executing this Agreement or any Ancillary Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

                           (6) Certificates. Agent shall have received a copy
of the Articles or Certificate of Incorporation of Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and such Guarantor;

                           (7) Good Standing Certificates. Agent shall have
received good standing certificates for Borrower and Guarantors dated not more than 10 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower's and each Guarantor's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's and each Guarantor's business activities or the ownership of its properties necessitates qualification;

                           (8) Legal Opinion. Agent shall have received the
executed legal opinions of Donovan Leisure Newton & Irvine, counsel to Borrower, each in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and the Lenders;

                           (9) No Litigation. (i) No litigation, investigation
or proceeding before or by any arbitrator or governmental authority shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which if adversely determined, could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any governmental authority;

                           (10) Fees. Agent shall have received all fees
(including all accrued fees and reasonable fees and expenses of counsel) payable to Agent and the Lenders on or prior to the Closing Date Agent shall have the option to charge Borrower's account for such fees.


                           (11) Payment Instructions. Agent shall have
received written instructions from Borrower directing the application of proceeds of the initial Loans made pursuant to this Agreement;

                           (12) Consents. Agent shall have received any and
all governmental and third party consents necessary to permit the effectuation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Austin Knight Acquisition Documentation; and, Agent shall have received such consents and waivers of such third parties as might assert claims with respect to the Collateral (including the Foreign Collateral), as Agent and its counsel shall deem necessary;

                           (13) No Adverse Material Change. (i) Since June 30,
1997, there shall not have occurred (x) any material adverse change in the condition, financial or otherwise, operations, properties or prospects of Borrower or any Guarantor, (y) no material damage or destruction to any of the Collateral nor any material depreciation in the value thereof and (z) no event, condition or state of facts which could have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or any Lender shall have been proven to be inaccurate or misleading in any material respect;

                           (14) Closing Certificate. Agent shall have received
a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

                           (15) Warranties and Representations. All of the
warranties and representations contained in this Agreement or any Ancillary Agreement shall be true and correct in all material respects on and as of the date of such Revolving Credit Advance on issuance of Letters of Credit as if made on such date and each request for a Revolving Credit Advance or Letter of Credit shall constitute an affirmation by Borrower that such warranties and representations are then true and correct in all material respects in each case, except to the extent that such warranties and representations either relate to an earlier date or shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement or are consented to by Agent or the Required Lenders in writing.

                           (16) No Default. No Event of Default shall have
occurred or will result from such Revolving Credit Advance or issuance of Letter of Credit and no Incipient Event of Default shall have occurred which may become an Event of Default or will result from such Revolving Credit Advance or issuance of Letter of Credit.


                           (17) Amendment to Canadian Security Documents.
TMP's Canadian Subsidiaries and BNY Canada shall have entered into a Second Amendment to Accounts Receivable Management and Security Agreement and each of the Canadian Subsidiaries shall have executed guaranties of the obligations and such hypothecs, agreements and documents deemed appropriate by Agent and its counsel.

                           (18) Stock Pledge Agreements. Borrower shall have
delivered a pledge of shares, pursuant to stock pledge agreements satisfactory to Agent, of one hundred percent (100%) of the issued and outstanding shares of TMP U.K. Borrower shall use its best efforts, consistent with applicable tax law, to provide a pledge of one hundred percent (100%) the issued and outstanding shares of TMP Canada and 3055078 Canada Inc.

                           (19) Other. All corporate and other proceedings,
and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Agent, the Lenders and their counsel.

                  (b) Condition to All Loans. Notwithstanding any other provisions contained in this Agreement, the making of each Revolving Credit Advance and issuance of a Letter of Credit provided for in this Agreement shall be conditioned upon the satisfaction of the matters set forth in this
Section 5A(b), and each request by Borrower for a Revolving Credit Advance or Letter of Credit shall constitute a representation to Agent and the Lenders that each such condition set forth below has been met or satisfied.

                           (1) Warranties and Representations. All of the
warranties and representations contained in this Agreement or any Ancillary Agreement shall be true and correct in all material respects on and as of the date of such Revolving Credit Advance or issuance of Letters of Credit as if made on such date and each request for a Revolving Credit Advance or Letter of Credit shall constitute an affirmation by Borrower that such warranties and representations are then true and correct in all material respects in each case, except to the extent that such warranties and representations either relate to an earlier date or shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement or are consented to by Agent or the Required Lenders in writing.

                           (2) No Event of Default. No Event of Default shall
have occurred or will result from such Revolving Credit Advance or issuance of Letter of Credit and no Incipient Event of Default shall have occurred which may become an Event of Default or will result from such Revolving Credit Advance or issuance of Letter of Credit.

                  6.       Security Interest.

                  (a) To secure the prompt payment to Lenders of the Obligations, Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have for the benefit of the Lenders a continuing security interest in and upon all Collateral heretofore granted to Agent pursuant to the Original ARM Agreement and, to the extent not otherwise granted to or held by Agent, hereby assigns, pledges and grants to Agent, for the benefit of the Lenders, a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial Code). All of Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Agent, be kept by Borrower in trust for Agent until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

                  (b) Agent may file one or more financing statements disclosing Agent's security interest in the Collateral without Borrower's signature appearing thereon or Agent may sign on Borrower's behalf as provided in paragraph 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable or Affiliate Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrower will immediately deliver such instrument to Agent appropriately endorsed. Borrower will execute any and all documents reasonably requested by Agent to Borrower to effectuate the assignment of any and all tax refunds payable to Borrower including, without limitation, powers of attorney.

                  7. Representations Concerning the Collateral. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

                  (a) all the Collateral (i) is owned by Borrower free and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Agent's favor and (B) Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest;

                  (b) all Receivables and Affiliate Receivables (i) represent complete bona fide transactions which require no further act under any circumstances on Borrower's part to make such Receivables or Affiliate Receivable payable by Customers other than the acts which must reasonably and promptly in the ordinary course be taken by Borrower in connection with Cycle Billings and Media Billings Receivables with respect to billing and delivery of invoices, (ii) to the best of Borrower's knowledge, are not subject to any present, future or contingent Disputes and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Scheduled Affiliate or Subsidiary of Borrower.

                  (c) that Borrower and the Scheduled Affiliates ("Obligated Party") are solely responsible for payment of all advertising purchased by the Obligated Party from such media source and that the media source has no recourse against the Customer of an Obligated Party with respect to any such payment.

                  8. Covenants Concerning the Collateral. During the Term, Borrower covenants that it shall:

                  (a) not dispose of any of the Collateral whether by sale, lease or otherwise except for the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year and provided the proceeds of any such dispositions which exceed $250,000 in the aggregate during any fiscal year (x) are used or committed to be used to acquire replacement Equipment which is subject to Agent's first priority security interest (subject to Permitted Liens as described in clause (vi) of the definition thereof) and which has a fair market value not less than the Equipment which was disposed or transferred or (y) to the extent not so used or committed to be used, the proceeds of which are remitted to Agent in reduction of the Obligations;

                  (b) not encumber, mortgage, pledge, assign or grant any security interest in any Collateral or any of Borrower's other assets to anyone other than Agent except (i) Permitted Liens and (ii) as set forth on
Schedule 1(A) attached hereto and made a part hereof.

                  (c) place notations upon Borrower's books of account and any quarterly or annual financial statement prepared by Borrower to disclose Agent's security interest in the Collateral;

                  (d) defend the Collateral against the claims and demands of all parties.

                  (e) keep and maintain the Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property;

                  (f) not extend the payment terms of any Receivable without prompt notice thereof to Agent;

                  (g) perform all other steps requested by Lender to create and maintain in Agent's favor a valid perfected first security interest in all Collateral; and

                  (h) Borrower shall promptly upon request provide Agent with duplicate originals of all credits which Borrower issues to its Customers and immediately notify Agent of any merchandise returns or Disputes. Borrower shall settle all Disputes at no cost or expense to Lenders. Should Agent so elect, upon the occurrence of any Event of Default, Agent may at any time in its discretion (i) withdraw Borrower's authority to issue credits to its Customers without Agent's prior written consent; (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Agent; or (iii) direct Borrower to set aside and identify as Agent's property any returned or repossessed merchandise or other goods which by sale resulted in Receivables or Affiliate Receivables theretofore assigned to Agent ("Retained Goods"). All Retained Goods

(and the proceeds thereof) shall be (A) held by Borrower in trust for Agent as Agent's property, (B) subject to Agent's security interest hereunder and (C) disposed of only in accordance with Agent's express written instructions.

                  9. Collection and Maintenance of Collateral and Records. Agent may at any time verify Receivables or Affiliate Receivables utilizing an audit control company or any other agent of Agent. Agent will endeavor to conduct such verifications without disclosing its relationship with Borrower and shall have no liability to Borrower in the event of such disclosure except as a direct result of Agent's gross (not mere) negligence or willful misconduct. Agent or Agent's designee may notify Customers, at any time at Agent's sole discretion, of Agent's security interest in Receivables or Affiliate Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until Agent does so or gives Borrower other instructions, Borrower shall instruct all of its Customers to make payments on account of Receivables or Affiliate Receivables to an account under Agent's dominion and control at such bank as Agent may designate, as provided by the terms of Section 23. To the extent Borrower receives any payments on account of Receivables or Affiliate Receivables, it shall hold such payments for Agent's benefit in trust as Agent's trustee and immediately deliver them to Agent in their original form with all necessary endorsements or, as directed by Agent, deposit such payments as directed by Agent pursuant to Section 22 hereof. Agent will credit (conditional upon final collection) all such payments to Borrower's account on the Settlement Date. Promptly after the creation of any Receivables or Affiliate Receivables, Borrower shall provide Agent with schedules describing all Receivables or Affiliate Receivables created or acquired by Borrower and shall execute and deliver confirmatory written assignments of such Receivables or Affiliate Receivables to Agent, but Borrower's failure to execute and deliver such schedules or written confirmatory assignments of such Receivables or Affiliate Receivables shall not affect or limit Agent's security interest or other rights in and to the Receivables or Affiliate Receivables. Notwithstanding the foregoing, Borrower shall deliver to Agent (at a location in the United Kingdom to be identified in the applicable U.K. Credit Agreement) each day as and for the prior day, a Borrowing Base Certificate with respect to U.K Receivables updated to reflect the most recent sales and collections of Borrower and U.K. Subsidiaries with respect to U.K. Receivables. Borrower shall furnish at Agent's request, copies of contracts, invoices or the equivalent, any original shipping and delivery receipts for all merchandise sold or services rendered including, without limitation, copies of all "tear sheets" (i.e., copies of all advertisements placed for Customers) and such other documents and information as Agent may require. All of Borrower's invoices shall bear the terms stated on the applicable customer order, as submitted to Agent, and no change from the original terms of such Customer order shall be made without the prior written consent of Agent. Borrower shall provide Agent on a monthly (within ten (10) days after the end of each month), or more frequent basis, as requested by Agent, a summary report of Borrower's current Inventory, unbilled Receivables, Receivables subject to Cycle Billing, Media Billing Receivables and accounts payable reports, certified as true and accurate by Borrower's President or Chief Financial Officer, as well as an aged trial balance of Borrower's existing accounts payable. Borrower shall provide Agent, as requested by Agent, such other schedules, documents and/or information regarding the Collateral as Agent may require.

                  10. Inspections. At all times during normal business hours, Agent shall have the right to (a) visit and inspect Borrower's properties and the Collateral, (b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's principal officers, and independent accountants, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects. Borrower will deliver to Agent any instrument necessary for Agent to obtain records from any service bureau maintaining records for Borrower.

                  11. Financial Information. The Financial Parties shall provide Lenders (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Financial Parties (one hundred five (105) days with respect to those Subsidiaries in which Borrower does not own more that 50% of its issued shares) and, a balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and changes in cash flow for such fiscal year with respect to (1) Borrower and its Subsidiaries on a consolidated and consolidating basis, (2) Scheduled Affiliates (without duplication) on a combining and combined basis, setting forth in comparative form the figures as at the end of and for the previous fiscal year with respect to the Financial Parties on a similar basis, which shall have been reported on by independent certified public accountants who shall be satisfactory to Agent and shall be accompanied by an unqualified audit report issued by such independent certified public accountants provided, that, with respect to Scheduled Affiliates, an audit report shall be required only with respect to a Scheduled Affiliate (exclusive of the reporting Persons described in (1) (2) and (4) above) which has assets, as reflected on its then most current balance sheet having a value in excess of $10,000,000; (b) as soon as available, but in any event within forty five (45) days after the close of each quarter, the balance sheet as at the end of such quarter and the related statements of income, retained earnings and changes in cash flow for such quarter with respect to (1) Borrower and its Subsidiaries on a consolidated basis, (2) Scheduled Affiliates (without duplication) on a consolidating basis, which have been internally prepared by the Chief Financial Officer for each Financial Party. All financial statements required under (a) and (b) above shall be prepared in accordance with GAAP, subject to year-end adjustments in the case of quarterly statements. Together with the financial statements furnished pursuant to (a) above Borrower shall deliver a certificate of Borrower's certified public accountants addressed to Agent stating that (i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to
(a) and (b) above and at the end of each month during the Term, a certificate of Borrower's Chief Financial Officer shall be delivered to Agent stating that to the best knowledge of such officer no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event. If any internally prepared financial information, including that required under this paragraph, is unsatisfactory in any manner to Agent, Agent may request that Borrower's independent certified public accountants review same. In addition, Borrower shall provide Agent with such other reports and documents as shall be reasonably requested including, but not limited to, reports to stockholders, any documents filed with any governmental agencies or stock exchanges and any management letters received by Borrower from its accountants.

                  In addition to the foregoing financial statements, each Financial Party shall furnish Agent prior to the beginning of each fiscal year commencing with fiscal year 1997, a month by month projected operating budget and cash flow for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

                  12. Additional Representations, Warranties and Covenants. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants that:

                  (a) Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and duly qualified and in good standing in every other state or jurisdiction in which the nature of Borrower's business requires such qualification;

                  (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower's certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower's corporate powers;

                  (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

                  (d) it keeps and will continue to keep all of its books and records concerning the Collateral at Borrower's executive offices located at the addresses set forth on Schedule 12(d) hereof and will not move such books and records to any location other than as set forth on Schedule 12(d) without giving Agent at least thirty (30) days prior written notice;

                  (e) (i) the operation of Borrower's business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations and Borrower shall not engage in any business activity which has been adjudicated to have violated an applicable state or federal statute relative to health, safety or public morals.

                           (ii) Borrower will establish and maintain a system
to assure and monitor continued compliance with all applicable environmental laws, which system shall include, if applicable, periodic reviews of such compliance.

                           (iii) In the event Borrower obtains, gives or
receives notice of any release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any environmental laws affecting its property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Agent of the status of the matter. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent with respect thereto.

                           (iv) Borrower shall respond promptly to any
Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any environmental laws, Agent may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in Collateral: (A) give such notices or (B) enter onto Borrower's property (or authorize third parties to enter onto such property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Credit Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent and Borrower.

                           (v) Borrower shall defend and indemnify the Lenders
and hold the Lenders harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent under or on account of any environmental laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any hazardous substances affecting Borrower's property, whether or not the same originates or emerges from Borrower's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent. Borrower's obligations under this paragraph 12(e) shall arise upon the discovery of the presence of any Hazardous Substances on Borrower's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any hazardous substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

                           (vi) For purposes of paragraph 12(e) all references
to Borrower's property shall be deemed to include all of Borrower's right, title and interest in and to all owned and/or leased premises;

                  (f) based upon the Employee Retirement Income Security Act of 1974 ("ERISA"), and the regulations and published interpretations thereunder: (i) Borrower has not engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code, as amended; (ii) Borrower has met all applicable minimum funding requirements under paragraph 302 of ERISA in respect of its plans; (iii) Borrower has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) Borrower has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) Borrower has not withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

                  (g) it is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair salable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

                  (h) there is no pending or threatened litigation, actions or proceeding which is reasonably likely to materially and adversely affect Borrower's business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

                  (i) all balance sheets and income statements which have been delivered to Agent fairly, accurately and properly state Borrower's financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in Borrower's financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect Borrower's financial condition;

                  (j) (x) it possesses all of the licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business, (y) there has been no assertion or claim of violation or infringement with respect thereof and (z) all such licenses, patents, copyrights, trademarks, tradenames and permits are listed on Schedule 12(j);

                  (k) it will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it;

                  (l) it will promptly inform Agent in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower's certificate of incorporation or by-laws; (iii) any change in Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on Borrower;
(iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower's properties may be bound which would have a material adverse effect on Borrower's business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's executive offices;
(vii) any change in the location of Borrower's Inventory or Equipment from the locations listed on Schedule 12(l) attached hereto, (viii) any change in Borrower's corporate name; (ix) any material delay in Borrower's performance of any of its obligations to any material Customer; (x) any assertion of any material claims, offsets, counterclaims or Disputes by any Customer; (xi) any material allowances, credits and/or other monies granted by it to any Customer; (xii) all material adverse information relating to the financial condition of any account debtor; and (xiii) any material return of goods;

                  (m) it will not nor will any other Financial Party (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than (x) their indebtedness to Lenders, (y) indebtedness for capital expenditures permitted under Section 12(p) and (z) as set forth on Schedule 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend or distribution in cash on any shares of their common stock or preferred stock or apply any of their funds, property or assets to the purchase, redemption or other retirement of any of their common or preferred stock; (iii) directly or indirectly, prepay any indebtedness for borrowed money (other than to Agent), or repurchase, redeem, retire or otherwise acquire any of their indebtedness; (iv) make advances, loans or extensions of credit to any Person other than (a) loans, advances or extensions of credit to any Person other than (x) another Financial Party or
(y) to Affiliates which, in the case of Affiliates which are not Scheduled Affiliates, shall not exceed in the aggregate outstanding at any one time $5,000,000 or (z) to wholly owned Subsidiaries of one or more Financial Parties which, for all such Subsidiaries except those Subsidiaries to which loans, advances or extensions of credit are now outstanding (and then only as to the amount now outstanding), shall not exceed in the aggregate outstanding at any one time after the date hereof $25,000,000 and (b) an advance to National Media Holding Company, Inc. in the original principal sum of $5,000,000; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise other than the endorsement of checks in the ordinary course of business except (i) as listed on Schedule 12(m) and (ii) with respect to the issuance of the guaranties of indebtedness of foreign Affiliates or Foreign Subsidiaries provided that at any time, the maximum aggregate outstanding amount of indebtedness secured by all such guaranties which are not guaranties of collection and which were not in the sole judgment of Agent incurred by foreign Affiliates or foreign Subsidiaries on a fully secured basis shall not exceed $20,000,000; (vi) enter into any merger, consolidation or other reorganization ("Merger") with or into any other Person or permit any other Person to consolidate with or merge with it unless (a) Borrower shall be the surviving Person in such Merger, consolidation or reorganization, (b) such surviving Person shall have a financial condition, in Agent's reasonable judgment, equal to or better than Borrower had before such event (c) the surviving Person shall be in compliance on a pro forma basis with respect to each and every financial covenant set forth in Sections 11(n)(q)(r)(s)(t) after giving effect to such Merger as of the end of the fiscal quarter immediately preceding the fiscal quarter in which such Merger is taking place and (d) no Event of Default shall have occurred and then be continuing; (vii) form any Subsidiary unless such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrower hereunder or enter into any partnership, joint venture or similar arrangement which requires contributions of cash or assets by any Financial Party in an amount greater than $250,000 per year; (viii) materially change the nature of the business in which it is presently engaged; (ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Agent except as required by GAAP or in the tax reporting treatment or except as required by law; (x) except as provided in Section 12(m)(xiii), enter into any transaction with any Affiliate (other than a Scheduled Affiliate), except in ordinary course on arms-length terms; (xi) bill Receivables under any name except the present name of Borrower or such other tradenames as may be set forth on Schedule 12(m) hereto; (xii) acquire all or a portion of the assets or stock of any Person (in one or more transactions) ("Acquisition") which Acquisitions (1) result in an aggregate purchase price in excess of (A) $10,000,000 in cash and $10,000,000 in unsecured note obligations during the period commencing on the Closing Date and continuing through December 31, 1997, and (B) $20,000,000 in the aggregate in cash and in unsecured note obligations during any other fiscal year, (2) involves a Person other than a Person, engaged solely in the business of recruitment advertising or national yellow page advertising other classified advertising or internet related business ("Permitted Business") and
(3) increases the aggregate face amount of outstanding Receivables of Borrower and Affiliate Receivables by more than 10% from the level existing immediately prior to such acquisition, provided that Borrower shall make no Acquisition following the occurrence and during the continuance of an Event of Default or if an Event of Default would result after giving effect to such Acquisition; or (xiii) purchase any accounts receivable from any Affiliate except in the ordinary course on arms-length terms. For purposes of clause (xii) above, unsecured shall mean that the note obligations are not secured by any assets of a Financial Party other than the capital stock of the person being acquired.

                  (n) it shall not at any time permit Tangible Net Worth to be less than the following amounts at the end of each fiscal quarter during the following periods:

                  Period                                          Amount
                  ------                                          ------

                  9/30/97 through 12/30/98                       85,000,000
                  12/31/98 through 12/30/99                     100,000,000
                  12/31/99 through 12/30/00                     120,000,000
                  12/31/00 and at all times thereafter          140,000,000

provided, that at any time from and after an Equity Event, the amounts set forth above shall be increased by an amount equal to the proceeds of the Equity Event multiplied by 75%;

                  (o) all financial projections of Borrower's performance prepared by Borrower or at Borrower's direction and delivered to Agent will represent, at the time of delivery to Agent, Borrower's best estimate of Borrower's future financial performance and will be based upon assumptions which are reasonable in light of Borrower's past performance and then current business conditions;


                  (p) the Financial Parties will not make capital expenditures in any fiscal year in an aggregate amount (exclusive of expenditures made by Borrower pursuant to Section 8(a) hereof) in excess of (i) $12,500,000 during the fiscal year ended December 31, 1997, (ii) $10,000,000 during the fiscal year ended December 31, 1998 and (iii) $6,000,000 during any fiscal year thereafter;

                  (q) it shall not at any time permit any deficit in its Working Capital or Domestic Working Capital to be more than the following amounts at the end of each fiscal quarter during the following periods:

                  Period                                          Amount
                  ------                                          ------

                  9/30/97 through 12/30/98                    ($ 125,000,000)
                  12/31/98 through 12/30/99                   ($ 110,000,000)
                  12/31/99 through 12/30/00                   ($ 110,000,000)
                  12/31/00 and at all times thereafter        ($ 100,000,000)

provided, that at any time from and after an Equity Event, the amounts set forth above shall be adjusted by an amount equal to the proceeds of the Equity Event multiplied by fifty (50%) percent;

                  (r) it shall cause to be maintained a ratio of Current Assets to Current Liabilities not less than the following ratios at the end of each fiscal quarter during the following periods;

                  Date                                           Ratio
                  ----                                           -----

                  12/31/96 through 12/30/97                    .65 to 1.00
                  12/31/97 through 12/30/98                    .70 to 1.00
                  12/31/98 through 12/30/99                    .75 to 1.00
                  12/31/99 through 12/30/00                    .80 to 1.00
                  12/31/00 through 12/30/01                    .85 to 1.00
                  01/01/01 and at all times thereafter        1.00 to 1.00

                  (s) it will not permit the ratio of the earnings of Borrower on a Consolidated Basis before interest, taxes, depreciation, amortization and business non-compete expenses to total interest expense (cash and accrued interest) of Borrower on a Consolidated Basis or such ratio as calculated solely with respect to Domestic Persons to be less than (i) 2.0 to 1.0 for each fiscal quarter through and including the fiscal quarter ending December 31, 1997 and (ii) 3.0 to 1.0 for each fiscal quarter thereafter;

                  (t) Borrower on a Consolidated Basis will not incur a loss before taxes of more than (i) $1,500,000 for any six month period ending the last day of any calendar month and (ii) $2,000,000 for any three month period ending the last day of any calendar month;


                  (t-1) the amount of Foreign Indebtedness (excluding Foreign Indebtedness payable to BNY, an affiliate of BNY or to BNY as agent for other financial institutions) outstanding at any time shall not exceed an amount equal to twenty-five percent (25%) of the Tangible Net Worth of Borrower on a Consolidated Basis as of such date;

                  (u) none of the proceeds of the Loans hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect;

                  (v) it will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At it's own cost and expense in amounts and with carriers acceptable to Agent, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance;
(ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets;
(iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Agent with (x) copies of all policies and upon Agent's request evidence of the maintenance of such policies at least thirty (30) days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as loss payee and providing that as to Agent the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Agent with at least thirty (30) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand;


                  (w) will not acquire the Receivables of a Person which are not comparable to the current Receivables of Borrower and Affiliated Receivables with respect to credit quality and payment terms and eligibility;

                  (x) not more than 10% of yellow pages publisher media payables will be more than 60 days past due and not more than 10% of newspaper and similar media accounts payable of Borrower will be more than 30 days past due;

                  (y) Borrower will cause each of (i) its Scheduled Affiliates and Domestic Subsidiaries, (ii) the Scheduled Affiliates and Domestic Subsidiaries of Andrew McKelvey, (iii) each Guarantor and (iv) any other Scheduled Affiliate or Domestic Subsidiary of any Financial Party, to execute and deliver to Agent a Guaranty Agreement and Guaranty Security Agreement;

                  (z) it has (i) advised its certified public accountants that Agent and the Lenders will be relying on all financial and other information prepared by such accountants and (ii) authorized its accountants to confer directly from time to time with Agent;

                  (aa) other than as permitted pursuant to Section 12(m) hereof it shall not nor shall any other Financial Party purchase or acquire obligations or stock of, or any other interest in, or make any investment in any entity, except (A) obligations issued or guaranteed by the United States of America or any agency thereof, (B) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (C) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (D) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an Agency thereof, (E) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating), (F) notes evidencing amounts due from customers provided such notes have been delivered to Agent as additional Collateral and (G) investments not in excess of $5,000,000 in the aggregate at any time outstanding which consist of cash or cash equivalents and which are made by a Financial Party in the ordinary course of business;

                  (bb) Agent shall be given a right to bid on each and every institutional financing in excess of $2,500,000 hereafter sought by a Financial Party;

                  (cc) Dilution shall not exceed ten percent (10%) on a cumulative basis for any three month period ending the last day of any calendar month (as determined by Agent in the good faith exercise of it sole discretion);


                  (dd) Borrower covenants that BNY UK (or its affiliates) shall be Borrower's and its U.K. Subsidiaries' sole working capital lender in the United Kingdom;

                  (ee) Borrower covenants that BNY (or its affiliates) shall be Borrower's and its Canadian Subsidiaries' sole working capital lender in Canada;

                  (ff) Borrower shall use its best efforts to obtain landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory and books and records are located and with respect to which such an agreement is not currently in place;

                  (gg) Not later than 120 days from the Closing Date, Borrower shall either (i) cause TMP Australia Pty Ltd. to reincorporate in a territory in Australia which does subject Borrower to a stamp duty in connection with the pledge of shares of stock owned by Borrower of such company not later than 120 days from the Closing Date and deliver to Agent a pledge (pursuant to a Pledge Agreement in form and substance satisfactory to Agent) of one hundred percent (100%) of the issued and outstanding stock of TMP Australia or (ii) deliver to Agent a pledge (pursuant to a Pledge Agreement in form and substance satisfactory to Agent) of one hundred percent (100%) of the issued and outstanding shares of a newly formed holding company of TMP Australia and Borrower's other Australian Subsidiaries.

                  (hh) Borrower shall not enter into foreign currency exchange contracts involving an aggregate notional amount in excess of an amount equal to 150% of the amount of capital expenditures permitted to be made in accordance with section 12(m) or 12 (p) hereof, provided that Borrower shall not enter into any foreign currency contract upon the occurrence and during the continuation of an Event of Default; and

                  (ii) Within nine months from the Closing Date, Borrower shall cause its invoices to its Customers or agreements with, representing at least 90% of all of its Customers, to contain a notation to the effect that Borrower is acting as a principal and not as such Customer's agent vis-a-vis publishers.

                  13. Power of Attorney. Borrower hereby appoints Agent or any other Person whom Agent may designate as Borrower's attorney, with power to:
(i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into any Lender's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this

Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, and to receive, open and dispose of all mail addressed to Borrower. Borrower hereby ratifies and approves all acts of the attorney. Neither Agent nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Agent or in which Agent has a security interest remains unpaid and until the Obligations have been fully satisfied.

                  14. Expenses. Borrower shall pay all of BNY's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by BNY and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrower shall also pay all of Lender's and each Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Agent, in connection with
(a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Agent's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Agent's security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, and (d) any consultations in connection with any of the foregoing. Borrower shall also pay Agent's then standard price for furnishing Borrower or its designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrower or its designees, other than reports of the kind furnished to Borrower and Agent's other borrowers on a regular, periodic basis in the ordinary course of Agent's business or such reports as Borrower would have generated itself were it conducting its own accounts receivable management. Borrower shall also pay Agent's customary bank charges, including, without limitation, all wire transfer fees incurred by Agent, for all bank services performed or caused to be performed by Agent for Borrower at Borrower's request. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrower to Agent shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Agent which Agent is or may be required to withhold or pay, Borrower agrees to indemnify and hold Lender and each Lender harmless in respect of such taxes, and Borrower will repay to Agent any such taxes which shall be charged to Borrower's account; and until Borrower shall furnish Agent with indemnity therefor (or supply Agent with evidence satisfactory to it that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain its security interests in any and all Collateral. Borrower hereby acknowledges that Agent shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between Borrower and any other Person and Borrower hereby indemnifies and holds Agent harmless with respect thereto, which indemnity shall survive termination of this Agreement.

                  15. Assignment By a Lender. (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

                  (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Loans or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Loans.

                  (c) Any Lender may sell, assign or transfer all or any part of its rights under this Agreement and the Ancillary Agreements to one or more additional banks or financial institutions which are able to make Loans with the prior written consent of Agent and one or more of such additional banks or financial institutions may commit to make Loans hereunder (each a "Purchasing Lender"), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such

Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages and the Maximum Loan Amount, if any, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Agreements. Agent shall notify Borrower of the addition of any Purchasing Lender. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Agreements. Borrower shall execute such further documents and do such further acts and things in order to effectuate the foregoing. Notwithstanding anything hereinabove to the contrary, no Lender shall sell, assign or transfer its rights hereunder to any Purchasing Lender unless such Lender has first given Agent thirty (30) days prior written notice, during which period Agent shall have the option to repurchase from such Lender its rights under this Agreement on the same basis as provided to the proposed Purchasing Lender. If Agent exercises its option, the parties shall execute a Commitment Transfer Supplement and the transferor Lender shall be released from its obligations under the Agreement to the extent provided in such Commitment Transfer Supplement. In addition, in the event there shall occur a material adverse change in the financial condition or affairs of any Lender, Agent shall have the right to repurchase such Lender's rights under the Agreement in the manner described above.

                  (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a processing fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

                  (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower and each Purchasing Lender and any Transferee shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with applicable federal and state securities laws and its customary procedures for handling confidential information of this nature; provided, however each Purchasing Lender or Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any other prospective Transferees, and (c) as required or requested by any governmental authority or representative thereof or pursuant to legal process.

                  16. Waivers. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

                  17. Term of Agreement. (A) This Agreement shall continue in full force and effect until the expiration of the Term unless terminated by either party as provided herein. The Term shall be automatically extended for successive periods of one (1) year each unless either party shall have provided the other with a written notice of termination, at least ninety (90) days prior to the expiration of the initial Term or any renewal Term, provided, however, that Borrower may terminate this Agreement at any time upon one hundred twenty (120) days' prior written notice ("Termination Date"). Upon and concurrently with such termination, Borrower shall be obligated to pay to Agent (solely for Agent's benefit and not for the benefit of the Lenders), a termination fee as follows:

                  Termination occurs between:                    Fee
                  ---------------------------                    ---

                  Closing Date through June 30, 1998          $2,000,000
                  July 1, 1998 through June 30, 1999          $1,000,000
                  July 1, 1999 through June 30, 2000          $  500,000
                  July 1, 2000 through June 30, 2001                   0

(B) Prior to any such termination, Borrower shall provide Lenders a good faith opportunity to match the terms of any proposed replacement financing and Borrower shall revoke any termination notice previously sent if Lenders proposed pricing proposal is within 25 basis points of the all-in cost of the replacement financing. For purposes of this comparison, the required termination fee shall be included as an additional cost of the replacement financing; provided, however, that for purposes of this calculation, such fee shall be amortized over the lesser of (a) the term of the replacement financing and (b) three years.

                  18. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

                  (a) failure to make payment of any of the Obligations when due when required hereunder;

                  (b) failure to pay any taxes in excess of $100,000 when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrower's books;

                  (c) failure to perform under and/or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between Borrower and Agent which (except with respect to Sections 12(m), (n), (p),
(q), (r), (s), (t), (t)(1) and (u) hereof) such failure or breach is not cured within 10 business days following receipt of notice of such failure or breach from Agent;

                  (d) occurrence of a default under any agreement to which Borrower is a party with third parties which has a material adverse affect upon Borrower's business, operations, property or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

                  (e) any representation, warranty or statement made by Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should when made be false or misleading in any material respect;

                  (f) an attachment or levy is made upon any of Borrower's assets having an aggregate value in excess of $1,000,000 or a judgment is rendered against Borrower or any of Borrower's property involving a liability of more than $100,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

                  (g) Agent shall have notified Borrower of any change in Borrower's condition or affairs (financial or otherwise) which in Agent's good faith opinion impairs the Collateral or the ability of Borrower to perform its Obligations;

                  (h) any lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest;

                  (i) if Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

                  (j) Borrower shall admit either orally or in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

                  (k) any Subsidiary or any Guarantor (or any Affiliate whose accounts receivable are Affiliate Receivables hereunder) shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

                  (l) any Affiliate (other than an Affiliate whose accounts receivable are Affiliate Receivables hereunder) shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing and the occurrence of any of the foregoing shall have a material adverse impact on Borrower, the Collateral or the ability of Borrower to perform its obligations;

                  (m) Borrower directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of Borrower in excess of $2,500,000 in the aggregate during any fiscal year of Borrower or any interest therein, except as permitted herein;

                  (n) Intentionally Omitted;

                  (o) a default that has not been cured within any applicable grace period by Borrower in the payment, when due, of any principal of or interest on any indebtedness for money borrowed exceeding $1,000,000;

                  (p) if any Guarantor attempts to terminate, challenges the validity of, or its liability under any Guaranty Agreement or Guarantor Security Agreement;

                  (q) should any Guarantor default in its obligations under any Guaranty Agreement or any Guarantor Security Agreement or if any proceeding shall be brought to challenge the validity, binding effect of any Guaranty Agreement or any Guarantor Security Agreement, or should any Guarantor breach any representation, warranty or covenant contained in any Guaranty Agreement or any Guarantor Security Agreement or should any Guaranty

Agreement or Guarantor Security Agreement cease to be a valid, binding and enforceable obligation;

                  (r) there shall occur a Change of Control;

                  (s) Borrower or another person involved in the media industry (such person to be mutually agreed upon by Borrower and Agent) shall advise Lender that there is a change in (i) the laws, regulations or rules regulating the media industry or in the interpretation or application of such laws, regulations or rules, (ii) the technology utilized by the media industry or (iii) the organization of or policies or procedures employed by the media industry, which shall have an adverse impact on Borrower and its operations;

                  (t) Any of Borrower's eight largest yellow pages publishers, which at any time singularly account for more than 20% of the outstanding aggregate amount of payable then due from Borrower to all of its yellow pages publishers, require payment by Borrower to such publisher less than 40 days after issuance from the invoice date thereof.

                  (u) Any of Borrowers newspaper publishers, which at any time singularly account for more than 15% of the outstanding aggregate amount of payables then due from Borrower to all of its newspaper publishers, require payment by Borrower to such publisher less than 25 days after issuance from the invoice date thereof.

                  (v) More than twenty percent (20%) of the aggregate amount of Receivables and Affiliate Receivables shall at any time not constitute Eligible Receivables as determined by Agent in the good faith exercise of its sole discretion;

                  (w) As of the end of any fiscal year, Borrower and the Scheduled Affiliates shall have lost customers during the course of such fiscal year which in the aggregate accounted for more than 10% of sales for such fiscal year (such calculations to take into account the addition of new customers during such fiscal year);

                  (x) At any time following the occurrence of a Secondary Equity Event, Andrew McKelvey shall be indebted to Borrower for money borrowed in an aggregate gross amount in excess of $8,000,000 or in excess of $1,000,000 after giving effect to offsetting amounts due from Borrower to Andrew McKelvey; or

                  (y) If Borrower and/or any Scheduled Affiliates shall default in any of their obligations to any newspaper publisher or yellow pages publisher which shall cause Borrower or such Affiliate to be unable to complete orders from customers in accordance with applicable purchase orders.

                  (z) There should occur a default or an event of default under the Canadian Credit Agreement, or any Canadian Security Agreement, or the UK Credit Agreement or any UK Security Agreement.


                  19. Remedies. (a) Upon the occurrence of (i) an Event of Default pursuant to paragraph 18(i) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated;
(ii) upon the occurrence and continuation of any other of the Events of Default, Agent shall have the right to demand repayment in full of all Obligations, whether or not otherwise due and (iii) the filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws the obligations of the Lenders to make Loans hereunder shall be terminated other than as may be required by appropriate order of the bankruptcy court having jurisdiction over Borrower. Until all Obligations have been fully satisfied, Agent shall retain its security interest in all Collateral. Agent shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the Uniform Commercial Code, and under other applicable law, all other legal and equitable rights to which Agent may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrower to assemble the Collateral, at Borrower's expense, and to make it available to Agent at a place designated by Agent which is reasonably convenient to both parties and to enter any of the premises of Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Agent for storage thereof for a period up to at least sixty (60) days after sale or disposition of said Collateral). Further, Agent may, at any time or times after default by Borrower, sell and deliver all Collateral held by or for Agent at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Agent, in Agent's sole discretion, deems advisable or Agent may otherwise recover upon the Collateral in a commercially reasonable manner as Agent, in its sole discretion, deems advisable. In addition, upon the occurrence of an Event of Default, Borrower shall pledge, and shall cause its direct or indirect Subsidiaries to pledge to Agent the issued shares of any such direct or indirect Subsidiary as may be required by Agent as additional security for the Obligations. Except as to that part of the Collateral which is perishable or threatens to decline speedily in nature or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower's address as shown in Agent's records, at least ten (10) days before the time of the event of which notice is being given. Agent may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower's trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys' fees, and second to the payment (in whatever order Agent elects) of all Obligations; provided that all payments, other than payments with respect to the repayment of BNY Overadvances made in accordance with Section 2(c) hereof, shall be applied pro rata according to the respective Commitment Percentages of the

Lenders. Agent will return any excess to Borrower and Borrower shall remain liable to Agent for any deficiency.

                  20. Waiver; Cumulative Remedies. Failure by Agent to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrower and Agent or delay by Agent in exercising the same, will not operate as a waiver; no waiver by Agent will be effective unless it is in writing and then only to the extent specifically stated. Agent's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Agent may have.

                  21. Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent from or on Borrower's behalf and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrower's Obligations hereunder in such manner as Agent may deem advisable notwithstanding any entry by Agent upon any of Agent's books and records.

                  22. Depository Accounts. Any payment received by Borrower on account of any Collateral shall be held by Borrower in trust for Agent and Borrower shall promptly deliver same in kind to Agent or deposit all such payments into a cash collateral account at such bank as Agent may designate for application to payment of the Obligations. Borrower shall also execute such further documents as Agent may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Agent's property.

                  23. Lock Box Accounts. Borrower shall instruct all of its Customers to make such payments on account of Receivables to an account under Agent's dominion and control at Bank or at such bank as Agent may designate provided that UK Receivables shall be directed to such location as may be required pursuant to the applicable UK Credit Agreement. Borrower shall also execute such further documents as Agent may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Agent's property.

                  24. Revival. Borrower further agrees that to the extent Borrower makes a payment or payments to Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

                  25. Notices. Any notice or request hereunder may be given to Borrower or Agent at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by telecopy (confirmed by mail). Notices and requests shall be, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

                  If to Agent:     BNY Financial Corporation
                                   1290 Avenue of the Americas
                                   New York, New York 10104
                                   Attention: Robert Grbic
                                              Frank Rinaldi, Esq.
                                              Frank Imperato
                                   Telephone: (212) 408-7292
                                   Telecopier: (212) 408-4384

                  with a copy to:  Hahn & Hessen LLP
                                   350 Fifth Avenue
                                   New York, New York  10118
                                   Attention:  Daniel J. Krauss, Esq.
                                   Telephone: (212) 736-1000
                                   Telecopier: (212) 594-7167

                  If to Borrower:  TMP Worldwide Inc.
                                   1633 Broadway, 33rd Floor
                                   New York, New York 10019
                                   Attention: Thomas G. Collison, Vice Chairman
                                              and Myron F. Olesnyckyj, Vice
                                              President and General Counsel
                                   Telephone: (212) 977-5400

                                   Telecopier: (212) 940-3972

                  With a copy to:  Donovan Leisure Newton & Irvine
                                   30 Rockefeller Plaza
                                   New York, New York 10112
                                   Attention: John McCann, Esq.
                                   Telephone: (212) 632-3000
                                   Telecopier: (212) 632-3321

                  26. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. AGENT SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE BROUGHT IN THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT AGENT'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS AGENT MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWER SUBMITS TO THE PERSONAL JURISDICTION

OF SUCH COURTS. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT BORROWER'S ADDRESS APPEARING ON AGENT'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. BOTH PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND AGENT AND BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY AGENT WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS (EXCEPT TO THE EXTENT THAT THE LAWS OF THE SELECTED FORUM REQUIRE ASSERTION OR LOSS OR FORFEITURE THEREOF) ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

                  27. Limitation of Liability. Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Agent may be required to exercise any and all of Agent's rights and remedies hereunder and agrees that neither Agent nor any of Agent's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

                  28. Entire Understanding. (a) This Agreement and the Ancillary Agreements contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Ancillary Agreements and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

                  (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions hereof, from time to time enter into written supplemental agreements to this Agreement or the Ancillary Agreements executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that Agent may, without the consent of any Lender, enter into any supplemental agreement to amend the fees described in Section 5(b) hereof; and provided, further that no such supplemental agreement shall, without the consent of all the Lenders:

                           (i) increase the Commitment Percentage of any
Lender.


                           (ii) increase the Maximum Loan Amount, any
sublimits hereunder or the Receivables Advance Rate.

                           (iii) extend the maturity of any note or the due
date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

                           (iv) alter the definition of the term Required
Lenders or alter, amend or modify this Section 28.

                           (v) release any Collateral during any calendar year
having an aggregate value in excess of $2,500,000, provided that consent of all Lenders shall be required for the release of any Collateral to the extent such release results in or would result in an overadvance.

                           (vi) change the rights and duties of Agent.

Any such supplemental agreement shall apply equally to each of the Lenders and shall be binding upon Borrower, the Lenders, Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and the Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

                  29. Modification. This Agreement and the Ancillary Agreements constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing signed by the parties hereto and thereto.

                  30. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

                  31. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

                  32. Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

                  33. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

                  34. (a) Agreement Among Agent and Lenders. Each Lender hereby designates BNY to act as Agent for such Lender under this Agreement and the Ancillary Agreements. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Ancillary Agreements and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 5(b)(ii), 5(b)(iii) and 5(e), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Ancillary Agreements or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

                  (b) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Ancillary Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence (but not mere negligence) or willful misconduct or gross (not mere) negligence, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Ancillary Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Ancillary Agreements or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Ancillary Agreements or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Ancillary Agreements, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Loans to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.


                  (c) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Credit Advances shall be applied first to those Revolving Credit Advances made by Agent. On or before 1:00 P.M., New York time, on each Lender Settlement Date commencing with the first Lender Settlement Date following the Closing Date, Agent and the Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Credit Advances made by Agent during the preceding Week exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its Commitment Percentage of the difference between (w) such Revolving Credit Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such Week exceeds the aggregate amount of new Revolving Credit Advances made during such Week, then Agent shall provide each Lender with its Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Credit Advances.

                           (i) Each Lender shall be entitled to earn interest
at the applicable Contract Rate on outstanding Revolving Credit Advances which it has funded.

                           (ii) Promptly following each Lender Settlement
Date, Agent shall submit to each Lender a certificate with respect to payments received and Loans made during the Week immediately preceding such Lender Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

                  (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                  (e) Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Loans hereunder or the loans made under the Foreign Subsidiary Credit Agreements (the "Foreign Loans") and the taking or not taking of any action in connection herewith or therewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or the Foreign Loans or at any time or times thereafter except as shall be provided by Borrower or a Subsidiary of Borrower pursuant to the terms hereof and thereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, any Ancillary Agreement or any Foreign Subsidiary Credit Agreement, or of the financial condition of Borrower or any Subsidiary, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Ancillary Agreements or any Foreign Subsidiary Credit Agreement or the financial condition of Borrower, or the existence of any Event of Default or any Default.

                  Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

                  Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Section 34 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  (f) If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Ancillary Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

                  (g) Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Ancillary Agreements and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

                  (h) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Ancillary Agreements, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Ancillary Agreements, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

                  (i) To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Loans (or, if no Loans are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, fees or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, including, but not limited to fees in connection with Paragraph 5(b)(ii) hereof, in the event such fees exceed $75,000 and Borrower is not responsible for such fees pursuant to such Paragraph, or in any way relating to or arising out of this Agreement or any Ancillary Agreement, provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (but not mere) negligence or willful misconduct.

                  (j) With respect to the obligation of Agent to lend under this Agreement, the Loans made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

                  (k) To the extent Agent receives documents and information from Borrower pursuant to the terms of this Agreement or any Foreign Subsidiary Credit Agreement, Agent will promptly furnish such documents and information to Lenders.


                  (l) Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy Borrower's obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.

                  (m)(1) Each Lender shall, to the extent of the percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all Foreign Subsidiary Obligations be deemed to have irrevocably purchased an undivided risk participation (the "Risk

                           Participation") in all such outstanding Foreign Subsidiary Obligations. The Risk Participation shall be payable from time to time by each Lender to Agent on demand following receipt of notice by such Lender of (i) the incurrence by a BNY Company of Foreign Losses and the amount thereof or (ii) the occurrence of an event of default under the applicable Foreign Subsidiary Credit Agreement (each, a "Payment Event"). Prior to the occurrence of a Payment Event (the "Risk Participation Period"), Agent shall pay each Lender an amount calculated at a rate per annum equal to one and one quarter percent (1 1/4%) on its pro rata share of the outstanding amount of Foreign Subsidiary Obligations as at the end of each month (the "Risk Participation Fee"), payable by Agent five (5) Business Days following the end of such month. Such fee shall be calculated on the basis of a year of such number of days as is provided in the applicable Foreign Subsidiary Credit Agreement. In addition to the Risk Participation Fee, each Lender shall be entitled to receive its pro rata share of all additional fees paid to a BNY Company for amending or waiving the terms of any Foreign Subsidiary Credit Agreements. Other than the Risk Participation Fee and the foregoing amendment fee, no Lenders shall be entitled to any other fees relating to the purchase of the Risk Participation. Agent's obligation to pay the foregoing fees shall terminate upon the occurrence of a Payment Event.

                  (2) Following payment by any Lender of its Risk Participation as provided above, such Lender shall be entitled to receive its pro rata share of outstanding Foreign Subsidiary Obligations consisting of principal, interest and fees as prescribed in the applicable Foreign Subsidiary Credit Agreement, provided, however, that such Lender shall not be entitled to any interest or fees which are specifically designated in such agreement to be payable to a BNY Company as "agent" under the applicable Foreign Subsidiary Credit Agreement. The foregoing payments of principal, interest and fees shall be payable to each Lender as and when paid to Agent or another BNY Company (whether directly from Borrower or a Subsidiary of Borrower or under any guarantee or as respects any collateral). Any determination by Agent or any other BNY Company as to the allocation of any payment or otherwise to the Foreign Subsidiary Obligations or to the interest, principal, fees or any other amount payable in respect of the Foreign Subsidiary Credit Agreements shall be final and conclusive absent manifest error.

                  (3) Each Lender's Risk Participation shall continue until the last to occur of any of the following events: (A) the BNY Companies cease to be obligated to make loans to Borrowers' foreign Subsidiaries in accordance with the Foreign Subsidiary Credit Agreements; (B) no Foreign Subsidiary Obligations remain outstanding or (C) all Persons (other than Borrower or any of its foreign Subsidiaries) have been fully reimbursed for all payments made under or relating to such Foreign Subsidiary Obligations. The obligation of each Lender to make payments to Agent and of Agent to make payments to the Lender in accordance with the provisions of this subsection (m) shall be absolute and unconditional. All payments to be made hereunder by any Lender to Agent shall be made without any set-off, deduction withholding or retention whatsoever. To the extent that any Lender makes or is obliged to make any such deduction, withholding or retention such Lender shall forthwith make such further payment to Agent as may be required so that Agent receives in aggregate a sum equal to the payment which should have been made by Agent hereunder if such deduction, withholding or retention had not been made.

                  (4) Agent and the applicable BNY Company will have the exclusive right to manage, perform and enforce the terms of the Foreign Subsidiary Credit Agreements and to exercise and enforce all privileges and rights exercisable or enforceable by it thereunder, for the joint benefit of the applicable BNY Company and each other Lender, according to Agent's and such BNY Company's discretion and the exercise of its business judgment. Agent and the applicable BNY Company may, in its sole discretion and without the consent of the other Lenders amend or modify the Foreign Subsidiary Credit Agreement, or waive its rights thereunder; provided, however, that no such amendment or waiver shall, without the consent of all the Lenders, (i) increase the maximum loan amount under the applicable Foreign Subsidiary Credit Agreement or (ii) extend the maturity of any note or the due date for any amount payable thereunder, or decrease the rate of interest or reduce any fee payable by a Foreign Subsidiary to a BNY Company pursuant to the applicable Foreign Subsidiary Credit Agreement (other than interest or fees which are specifically designated in such agreement to be payable to a BNY Company as "agent" under the applicable Foreign Subsidiary Credit Agreement, in which event no consent shall be required).


                  35. Determination of Dollar Equivalent. For purposes of this Agreement, the Dollar Equivalent of each Alternate Currency Loan designated in an Alternate Currency shall be recalculated (i) on each borrowing of an Alternate Currency Loan, (ii) on each date that the Maximum Loan Amount or the Formula Amount is reduced and (iii) on the last Business Day of each month. The Dollar Equivalent for each Alternate Currency Loan shall remain in effect until the same is recalculated by Agent as provided above and notice of such recalculation is sent to Borrower. Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent for each Alternate Currency Loan.

                  36. European Monetary Union. It is hereby acknowledged that during the term of this Agreement the United Kingdom may adopt a single European currency as its lawful currency in place of Sterling as part of the anticipated European Economic and Monetary Union. It is hereby acknowledged and agreed that "Sterling", as defined herein, shall include any such successor currency and that conversion into such successor currency shall be made at the official rate of conversion on the date on which Sterling is so replaced, and that the denomination of the original currency shall be retained hereunder for so long as it is legally permissible. It is hereby further acknowledged and agreed that the provisions of this Agreement relating to Sterling Loans shall remain in full force and effect upon such conversion, and that neither the introduction of a single European currency, the replacement of Sterling thereby, the fixing of the official rate of conversion, nor any economic consequences resulting therefrom shall give rise to any right to terminate, contest, cancel, modify or renegotiate the provisions of this Agreement.

                  37. Deliveries. Notwithstanding the method of delivery of any document, certificate, report or other writing delivered hereunder by Borrower or any of its officers or directors, such items shall be deemed to have been delivered by United States mail.

                  38. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

               [INTENTIONAL END OF PAGE; SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                            TMP WORLDWIDE INC.

                                            By: _______________________________
                                            Name: Thomas Collison
                                            Title:   Vice President


                                            BNY FINANCIAL CORPORATION,
                                            as Agent and as Lender

                                            By: _______________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                            Commitment Percentage:  ________


                                            DEUTSCHE FINANCIAL SERVICES HOLDING
                                            CORPORATION, as Lender

                                            By: _______________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                            Commitment Percentage:  ________


                                            BANK POLSKA KASA OPIEKI, S.A.,
                                            as Lender

                                            By: _______________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                            Commitment Percentage:  ________

                                   SCHEDULES


Schedule A    - Proposed Mergers

Lenders consent to and waive the following proposed mergers:

Target Acquisition Corp. into Borrower

Directory Services International Corporation into Borrower

BMS Acquisition Corp. into Borrower

HGI Acquisition Corp. into Borrower

Rogers Acquisition Corp. into Borrower

YPMS Acquisition Corp. into Borrower

BBL Acquisition Corp into Borrower

Woodward Direct, Inc. into Woodward, Inc.

Woodward, Inc into Borrower

BTD Acquisition, Inc into Interdict Inc.

CPC Acquisition Corp. into Interdirect, Inc.

Interdirect, Inc into Borrower

Online Career Management, Inc. into Volando, Inc

                                 Schedule 1(A)
                                Permitted Liens

Schedule 1(B)
Scheduled Affiliates

General Directory Advertising Services, Inc., a Delaware corporation

M.S.I. -  Market Support International, Inc., a
New Jersey corporation

                                Schedule 12(d)
                               Record Locations


Schedule 12(j)             Licenses, Patents, Trademarks and Copyrights


Schedule 12(l) -           Inventory Locations



Schedule 12(m) -           Permitted Indebtedness
                           Permitted Guaranties
                           Tradestyles